UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

Realty Income Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ONE TEAM | SUSTAINABLE GROWTH | EXPANDED PLATFORM

REALTY INCOME

2022 PROXY REPORT

April 1, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”) to be held at 9:00 a.m., Pacific Time, on May 17, 2022. Due to the ongoing public health impact of the coronavirus pandemic (“COVID-19”), and to support the health and well-being of our employees, stockholders, and community, this year’s Annual Meeting will again be held virtually. You can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/realty2022 by using the control number which appears on your proxy card and the instructions provided as a part of your Proxy Materials. Stockholders may submit questions during the Annual Meeting via the meeting website. The business that will be conducted at the Annual Meeting is described in the Notice of the 2022 Annual Meeting of Stockholders and Proxy Statement.
During 2021, we grew Adjusted Funds From Operations (“AFFO”) per share, or the cash earnings available to pay dividends to our stockholders, by 5.9% to $3.59. As The Monthly Dividend Company®, we remain committed to investing in people and places to provide our stockholders with dependable monthly dividends that increase over time. During 2021, we paid twelve monthly dividends and stockholders realized a 5.1% increase in the amount of the dividend paid per share in December 2021 as compared to December 2020. Further, during 2021 we were pleased to complete our strategic merger with VEREIT, Inc. (“VEREIT”) and the spin-off of substantially all of our office assets to Orion Office REIT Inc., which we refer to as the Orion Divestiture (collectively, the “VEREIT Transaction”). In addition, we completed over $6.4 billion in acquisitions, all of which strengthen our position as the leading net lease REIT. I would like to thank our team for their continued focus on our strategic objectives with our “One Team” approach together with hard work and dedication to our Company’s purpose, mission, vision, and values. I am also extremely thankful for our Board of Directors continued support, experience and guidance for today and our future. We are excited about the current position of the Company and remain committed to continuing to responsibly grow the Company as prudent stewards of your capital.
I also would like to thank Kathleen R. Allen, Ph.D. for her 22 years of outstanding service to our Company and Board of Directors, as she is set to retire following the Annual Meeting. Kathy has provided strong leadership and valuable guidance throughout her tenure on our Board of Directors, and I thank her for her contributions to our Company’s significant growth over the years. She will leave a lasting imprint on our organization. On behalf of the entire Board of Directors and our One Team at Realty Income, I want to thank Kathy for her partnership.
In connection with our 2022 Proxy Statement, we have issued our 2021 Sustainability Report (the “Sustainability Report”), which includes details on our environmental, social and governance (“ESG”) initiatives. The Sustainability Report can be found in the Corporate Responsibility section of our corporate website, and I encourage you to read it to understand the significant emphasis we place on ESG initiatives for the communities we serve, the environment and our future.1 We encourage you to review the information contained in the Proxy Statement. It is meant to provide an overview of our achievements during the year, including information on the Company’s compensation program and corporate governance practices. After your review, we hope that you will vote, in person virtually or by proxy, in accordance with the Board of Directors’ recommendations. Your vote is important to us, and we appreciate your continued support of our Company.
Sincerely,
Sumit Roy
President, Chief Executive Officer
Member, Board of Directors

1
The Sustainability Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

Notice of the 2022
Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation, a Maryland corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”), will be held as follows:
MEETING DATE:	Tuesday, May 17, 2022
MEETING TIME:	9:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.virtualshareholdermeeting.com/realty2022
RECORD DATE: You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on March 11, 2022.
ITEMS OF BUSINESS:
1.	The election of 11 directors to serve until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified.
2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.
4.	An amendment of the Company’s charter to increase the number of authorized shares of common stock.
5.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting. During the Annual Meeting, management will report on the current activities of the Company and comment on its future plans. Stockholders will be able to vote electronically and submit questions electronically both before and during the meeting. All presentation materials shared at the Annual Meeting will be made available on the Company’s website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy.
PROXY VOTING: Your vote is important. Whether or not you plan to participate in our virtual Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at the Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or – if you have received and/or requested paper copies of our Proxy Materials by mail – by signing, dating and returning the proxy card in the envelope provided. If you participate in our virtual Annual Meeting, you may, if you wish, vote your shares (or withdraw your proxy) at www.virtualshareholdermeeting.com/realty2022.
No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.
You are encouraged to read this Proxy Statement in its entirety before voting or authorizing a proxy to vote on your behalf.
By Order of the Board of Directors,
Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
April 1, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 17, 2022.
This Proxy Statement and our 2021 Annual Report are available at www.proxyvote.com.
Whether or not you plan to attend the Annual Meeting, please carefully read the proxy statement and other proxy materials and authorize a proxy to vote your shares as soon as possible. You may authorize your proxy by telephone, over the Internet or by mail by completing your proxy card, even if you plan to attend the virtual Annual Meeting. If you received a Notice of Availability of Proxy Materials, you may also request a paper or an e-mail copy of our proxy materials and a paper proxy card at any time. If you virtually attend the Annual Meeting, you may vote at the meeting if you wish, even if you previously have submitted your proxy.

Proxy Summary
MEETING DATE:	Tuesday, May 17, 2022
MEETING TIME:	9:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.virtualshareholdermeeting.com/realty2022
RECORD DATE:	Close of Business March 11, 2022
The Board of Directors (or, the “Board”) of Realty Income Corporation, a Maryland corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”), is soliciting proxies for its 2022 Annual Meeting of Stockholders and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Summary provides an overview of the proposals to be considered and voted on at the Annual Meeting and of the information contained in the Proxy Statement but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.
How to Vote
On or about April 1, 2022, the Notice of 2022 Annual Meeting of Stockholders, Proxy Statement, proxy card, and 2021 Annual Report (collectively, the “Proxy Materials”) will be either mailed or made available over the Internet to our stockholders of record as of the close of business on the record date. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials, which contains instructions on how to request, and receive a paper or e-mail copy of our Proxy Materials. We encourage you to vote your shares prior to the Annual Meeting. You may vote by telephone, over the Internet or by mail by completing and mailing your proxy card, even if you plan to attend the virtual Annual Meeting. All methods of communication will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:
By Internet: www.proxyvote.com 24/7 through May 16, 2022	By Toll-Free Telephone: 1-800-690-6903 24/7 through May 16, 2022	By Mail: Request, complete and return a proxy card by pre-paid mail	Virtual Meeting Access: Vote your shares at www.virtualshareholdermeeting.com/realty2022 on May 17, 2022
This Proxy Statement and our 2021 Annual Report are available on our website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You may also view the Proxy Materials at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2022 on the day of and during the virtual Annual Meeting by using the control number that is provided to you either on your proxy card, in your e-mailed Proxy Materials, or on your Notice of Availability of Proxy Materials. We encourage you to access and review all of the information contained in the Proxy Materials before voting.
Beneficial Stockholders: If your shares of common stock are held through a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares at our Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares online at our Annual Meeting unless you obtain a legal proxy from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting. Obtaining a legal proxy may take several days.
Virtual Stockholder Meeting
Due to the ongoing public heath impact of the coronavirus pandemic (COVID-19), and to support the health and well-being of our employees, stockholders, and community, the Board has again decided to hold the Annual Meeting virtually. Our directors will participate in the virtual Annual Meeting.
Date and Time: The Annual Meeting will be held “virtually” through a live audio webcast on Tuesday, May 17, 2022, at 9:00 a.m., Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

Realty Income | 2022 Proxy Statement   1

Proxy Summary
Access to the Audio Webcast of the Annual Meeting: The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Pacific Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.
Log in Instructions: To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2022. Stockholders will need their unique control number which appears on the Notice and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 10, 2022, so that you can be provided with a control number and gain access to the meeting.
Submitting Questions at the virtual Annual Meeting: Stockholders may submit questions in writing during the Annual Meeting at www.virtualshareholdermeeting.com/realty2022. Stockholders will need their unique control number which appears on their Notice, the proxy card and the instructions that accompanied the Proxy Materials.
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Answers to any such questions that are not addressed during the Annual Meeting (if any) will be published following the meeting on the Company’s website at www.realtyincome.com/investors.
Technical Assistance: Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have in accessing or hearing the virtual meeting.
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page.
Voting Shares: Stockholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2022 on the day of and during the virtual Annual Meeting. If your shares of common stock are held by a bank, broker or other holder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Availability of Live Webcast: The live audio webcast will be available to not only our stockholders, but also our team members and other constituents.

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Proxy Summary
Proposal Guide
PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board of Directors believes that the 11 director nominees named herein contribute the breadth and diversity of knowledge and experience needed for the advancement of our business strategies and objectives.	13	FOR
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm for the fiscal year ending December 31, 2022 and requests stockholders to ratify the appointment.	13	FOR
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board of Directors believes our compensation program is appropriately structured to reward our named executive officers for the continued performance of the Company, encourage a disciplined approach to management, and maintain focus on the creation of long-term value for our stockholders.	14	FOR
PROPOSAL 4 – AMENDMENT OF THE CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Our Board of Directors believes that it is advisable and in the best interests of the Company to amend the Company’s charter (the “Charter”) in order to have available additional authorized but unissued shares of common stock adequate to provide for our future capital needs.	15	FOR

Realty Income | 2022 Proxy Statement   3

Proxy Summary
Performance Highlights
2021 was a transformational year for Realty Income and team members, where we continued as One Team to deliver favorable financial results for our stockholders.
We closed our strategic merger with VEREIT, Inc. (“VEREIT”) in November 2021, the largest transaction in our history, expanding our portfolio from approximately 7,000 to over 11,100 properties leased to approximately 1,040 clients across 60 industries, with a combined company enterprise value of over $57 billion. Through this merger, we added depth to our talent, further diversified our portfolio, and continued to enhance our size and scale, allowing us to execute large-scale transactions without creating concentration risk. In 2021, we also completed over $6.4 billion in selective property-level acquisitions, an all-time annual record for the Company, and expanded our international presence from the United Kingdom into Spain. We invested almost $2.6 billion in real estate in Europe, while raising an aggregate of £750 million in our debut Sterling-denominated green bond offering.
Further, in conjunction with the VEREIT merger, we successfully completed the divestiture of substantially all of our office assets in the spin-off transaction of Orion Office REIT Inc., a newly formed, independent, and publicly traded REIT (collectively, the “VEREIT Transaction”).
Since the closing of the VEREIT merger, we have made significant strides in the integration of talent, technology and processes, with a focus on our “One Team” approach.
Over a three-year period from 2019 to 2021 we saw net income per share decrease from $1.38 per share to $0.87 per share due in part to merger-related costs associated with the VEREIT Transaction of $0.40 per share and loss on the extinguishment of debt in connection with the early prepayment of the Company’s 3.25% notes due 2022 and 4.65% notes due 2023 with lower cost debt of $0.23 per share. We achieved positive earnings growth of 8.1% from 2019 to 2021 of $3.59 per share from $3.32 per share, as measured by Adjusted Funds From Operations (“AFFO”) per share, that allowed us to continue to pay dependable monthly dividends that increase over time.
(1)
AFFO is a non-GAAP measure. AFFO is adjusted for unique revenue and expense items, such as losses on extinguishment of debt and executive severance costs which management believes are not pertinent to the measurement of our ongoing operating performance. For a reconciliation of net income to AFFO, see Appendix A on page 91 of this Proxy Statement.

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Proxy Summary
Our focus on providing dependable monthly dividends that increase over time helps drive strong total shareholder return (“TSR”) performance. The chart below sets forth the Company’s 7-year TSR performance which demonstrates our strong TSR performance during the period even though, over the last three years, the COVID-19 pandemic has disproportionately impacted REITs, like us, with portfolios that are predominantly retail, while rewarding REITs with portfolios that were uniquely situated to benefit from certain industry-specific tailwinds, including the increase in retail e-commerce demand and the increase in demand in the residential housing market.
(1)
TSR is calculated assuming the contemporaneous reinvestment of dividends on the ex-dividend date. Companies comprising our 2021 Peer Group, are listed below in “2021 Peer Group for 2021 Compensation Decisions” but exclude VEREIT. Data is sourced from Bloomberg as of December 31, 2021.

Executive Compensation Highlights
We believe our performance demonstrates the effectiveness, over time, of the execution of our strategic business plan and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value. Our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial, operational, and relative TSR metrics. In 2021, we received overwhelmingly favorable say-on-pay approval results of 95.1% of the votes cast on the proposal. The increases to 2021 total target compensation for our executives remained closely aligned with the median of our peer group. The following are the two primary components of the regular 2021 incentive compensation program:
The majority of the compensation awarded under our programs is at-risk. Approximately 71% of our CEO’s total target direct compensation for the 2021 performance year consisted of compensation that was at-risk based on the achievement of certain performance metrics (excluding one-time performance share awards and cash bonuses for the VEREIT Transaction (as defined below)). Salary and time-based equity awards made up the remaining 29% of our CEO’s compensation.

Realty Income | 2022 Proxy Statement   5

Proxy Summary
CEO Compensation Mix
Our Business Philosophy
As the Monthly Dividend Company®, we strive to invest in people and places to deliver dependable monthly dividends that increase over time. Our diversified portfolio of actively managed commercial properties under long-term net lease agreements seeks to produce consistent and predictable income and to deliver favorable long-term risk-adjusted returns for our stockholders. In addition to creating value for our stockholders, we believe this approach also creates value for other stakeholders, including our employees, clients, lenders, and the communities in which we operate. Across our stakeholders, we aim to build enduring relationships. We strive to do this as “One Team” working closely across our Company for our clients from acquisition through ongoing ownership, asset management and property management. We believe our clients’ success is our success, and our collective experiences during the COVID-19 pandemic stands as a testament to this partnership philosophy and the resilience of our relationships and our portfolio.
Over time, we intend to continue growing our earnings and dividends by expanding existing operations and entering new businesses and industries without materially altering our risk profile. Our international expansion is an example of our deliberate approach, and other growth initiatives remain under active consideration. Our goal remains to acquire high-quality real estate leased to clients that already are or could become industry leaders, both in the U.S. and abroad. Our size, scale, cost of capital and reputation provide meaningful competitive advantages to our other net lease peers. We continue to invest in our technological infrastructure, including predictive analytics, to further our competitive advantage.
We further seek to create and maximize value through active portfolio and asset management, including through re-leasing, development, or sale of existing properties. Our long-term relationships and outreach with clients and industry experts as well as our access to proprietary data via our real estate portfolio of over 11,100 properties help us remain well-informed on current and emerging trends.
We focus on delivering consistent growth across economic cycles and are therefore highly selective in the transactions we pursue, typically buying less than 10% of acquisition opportunities sourced. We have long-standing relationships with clients, owners, developers, brokers, and advisers and regularly cultivate new relationships. We analyze all potential transactions in depth so that we can identify properties, clients and geographies that best fit our portfolio. In keeping with our long-term investment mindset, we continue to monitor the health of our clients and locations post-acquisition throughout our ownership of assets. We do this through a combination of communication with clients, local market experts, and industry experts, by reviewing client and asset-level financials, and lastly by using a variety of analytical approaches and tools.

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Proxy Summary
Strategic Planning
Our goal is to continue managing the Company in a manner that supports sustainable, long-term value creation for our stockholders. The Board of Directors frequently reviews and discusses the Company’s strategy as part of regularly scheduled Board meetings. These discussions allow the Board of Directors to assess further potential opportunities and threats to the business and properly position the Company to continue to perform in the future. The Company’s named executive officers and members of senior management participate in the discussions on topics such as e-commerce and other disruptive technologies, predictive analytics and machine learning and the extent to which it can inform the Company’s investment strategy, changing demographics, the global macroeconomic and political landscape, the impacts from the COVID-19 pandemic, climate change, and their implications for our Company. From time to time, experts on various topics are invited to the discussions to challenge thinking and invite healthy discourse at the meetings. The Company also supports management’s and directors’ participation at various conferences and speaking engagements in order to introduce new topics and materials for discussion and further broaden long-term views on the business. We will continue to incorporate similar strategic reviews in our Board of Directors meetings and strive to stay in front of emerging trends by adjusting our strategy as needed.
Corporate Governance Highlights
We remain committed to managing the Company for the benefit of our stockholders and maintaining good corporate governance practices. We continue to maintain the following corporate governance practices to enhance the Company’s reputation for integrity and serving our stockholders responsibly:
Corporate Governance Highlights
All directors are subject to annual election with a majority voting standard in uncontested elections.	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.
All directors, with the exception of our CEO, are independent, and all Board committee members are independent.	Our directors, officers, and other employees are subject to a Code of Business Ethics.
An Enterprise Risk Management evaluation is conducted annually to identify and assess Company risk.	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.

Anonymous reporting is available through our whistleblower hotline, which is tested annually and reported quarterly to our Audit Committee or Nominating/Corporate Governance Committee, as appropriate.

Our directors and named executive officers have minimum stock ownership requirements.
Cash and equity incentive compensation is subject to a formal clawback policy.	Our Bylaws permit stockholders to request the calling of a special meeting.
No stockholder rights plan is in effect.	Our Bylaws permit stockholders to propose amendments to our Bylaws.
The time-based restricted stock and restricted stock unit awards for our named executive officers have “double-trigger” acceleration provisions.	Our Bylaws include market-standard proxy access nominating provisions.
Our Board of Directors conducts regular executive sessions of independent directors.	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.

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Proxy Summary
Corporate Governance Highlights
We have a Chairman of the Board who is separate from and independent of our Chief Executive Officer.
Pursuant to our Corporate Governance Guidelines, our directors may not sit on more than five public company boards (including the Company’s Board), or to the extent a director is a chairman or lead independent director of a public company board, then not more than four public company boards (including the Company’s Board).

Our Compensation and Talent Committee oversees our human capital and talent management programs.	Our Board’s Nominating/Corporate Governance Committee maintains direct oversight of the Company’s ESG initiatives.
Our Board of Directors focuses on board refreshment and recruitment and elected three female directors in 2021, two of whom have self-identified as being from underrepresented communities.	Appointment of two executive officers who self-identify as female in 2021 and a third executive officer who self-identifies as female in 2022.
Environmental, Social and Governance (ESG)
We are continuing to integrate ESG initiatives into our organization and decision-making and we aspire to be a sustainability leader in the net lease REIT sector.
In 2019, we created a Sustainability Department, which reports to the Executive Vice President, Chief Legal Officer, General Counsel & Secretary, with oversight from the Nominating/Corporate Governance Committee of the Board of Directors. This allows for deeper engagement on ESG matters.
Our commitment is infused within all levels of our organization and in our partnerships with stakeholders. Our President, Chief Executive Officer, and Board of Directors have given their support and work directly with our Sustainability Department and our employees to maximize our potential through initiatives such as our voluntary Team Building Committee and Green Team. The Team Building Committee is comprised of employees across numerous departments and seniority levels and gives employees a voice internally to help shape Realty Income’s work environment and culture while the Green Team includes executive and officer-level employees and encourages employees to focus on environmentally smart choices to further reduce our environmental impact as a company. These employee-driven teams boost engagement, giving our team members a personal stake in achieving our sustainability goals.
We have set ambitious but attainable goals for environmental stewardship, social responsibility, and governance and have made significant progress toward our goals. We are also making strides by building sustainable relationships with our clients, supply chain partners and other stakeholders towards achieving these goals across our footprint.
2021 Sustainability Highlights
Environmental Responsibility – We remain committed to sustainable business practices in our day-to-day activities by encouraging a culture of environmental responsibility at our headquarters and within our communities. We foster relationships with our clients and suppliers to promote environmental stewardship at the properties we own. As we grow our efforts, we intend to leverage our size and expand our client engagement to achieve shared sustainability objectives by working together to address climate change. We are:
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Operating from green-certified buildings: our San Diego headquarters earned Energy Star Certification and, through our merger with VEREIT, we have added LEED Platinum and LEED Silver office spaces.

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Continuing to upgrade our headquarters by completing a building-wide LED retrofit, installing electric vehicle charging stations, and working to install rooftop and canopy photovoltaic panel system. This is in addition to our automatic lighting control system with light-harvesting technology, a building management system that monitors and controls energy use, and energy efficient PVC roofing and heating and cooling systems.

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Proxy Summary
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Following our 2021 Green Financing Framework to allocate proceeds from our inaugural Sterling-denominated green bond offering to green certified building acquisitions and other eligible green projects.

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Expanding and incorporating a greater volume of “Green Lease Clauses” in our leases for access to utility and performance data through lease rollovers, sale-leaseback transactions, and initiatives which allow us to benchmark our properties and work with clients to identify and implement energy efficiency projects.

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Increasing our client engagement initiative to learn about client sustainability goals, initiatives, and collaboration opportunities focused on utility data sharing, renewable energy options, electric vehicle charging infrastructure, as well as LED lighting and HVAC retrofits and other energy efficiency projects.

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Working with strategic real estate partners to survey existing site-level environmental characteristics to help develop a more comprehensive inventory of our portfolio’s low-footprint carbon initiatives.

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Providing our asset management and real estate operations teams with additional resources to identify and evaluate client partnership opportunities.

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Surveying asset-level property characteristics via client survey requests to increase environmental data coverage.

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Continuing to strengthen our governance structure and legal instruments to expedite opportunities across our portfolio.

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Considering climate-related risks within our strategic enterprise-level risk assessment process while following Task Force on Climate-Related Financial Disclosure (TCFD) recommendations to better understand how climate change may impact future business decisions.

Social Responsibility and Human Capital – We remain focused on our employees and the people within our communities. We:
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Develop our people at their point of hire and continue this development throughout an employee’s tenure with our Company through training and ongoing skill-development opportunities. In addition, we hire talent from our local communities in which we operate and provide early career professionals insights into the value of a real estate career with us. As part of our “Education to Employment” program, we build relationships with local schools to provide internship opportunities for interested high school students. Managers are also trained to seek out talent through a lens of diversity. We progressed on these efforts notwithstanding the challenges of the COVID-19 pandemic.

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Provide assistance and support to employees who are working towards obtaining job-related licenses and relevant certifications as well as continuing education. Opportunities to enroll in professional and technical education is also extended to all employees who are looking for ways to continue learning and growing with the Company.

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Provide compensation that we believe is competitive with that of our peers and competitors as well as generous benefits packages.

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Expanded our Diversity, Equality, and Inclusion (“DE&I”) initiatives and require DE&I training for all staff members. In 2021, we launched several learning opportunities aimed at continuing to build knowledge and facilitate open and safe conversation regarding critical DE&I topics, such as confronting bias in the workplace, driving inclusive conversations, and promoting belonging in our remote environment. We hosted monthly challenges celebrating, among other things, Black history, women, cultural diversity and humility, Asian Pacific American heritage, LGBTQ+ pride, independence and civic responsibility, and inclusion, and we set learning goals and “calls to action” for each activity. In addition, each team leader is responsible for creating department/team DE&I goals that are specific and measurable.

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Enhanced our focus on ensuring the health and safety of our workforce through our injury and illness prevention program, while also taking extra precautions to maintain the health and safety of employees during the COVID-19 pandemic, including remaining in a work-from-home environment. Our “O”verall Wellbeing Program provides opportunities for our people to participate in various activities and educational programs to enhance their personal and professional lives. To support a healthy work-life balance, we offer flexible work schedules, access to discounted fitness programs, on-site dry-cleaning pickup, car wash services, paid family leave, generous parental leave, lactation rooms and an infant at work program for new parents. Employees also have access to a robust employee assistance program.

Realty Income | 2022 Proxy Statement   9

Proxy Summary
Our Injury and Illness Prevention Program helps us meet our goal of maintaining a safe and healthy working environment for our employees.
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Conducted our annual pay equity analysis to ensure employees who perform similar job functions work under similar working conditions are paid similar wages regardless of gender, ethnicity, and race and identified no issues.

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Continued to build upon lessons learned from our 2020 employee engagement survey whereby three main areas to take action on were in communication, change management, and optimizing workload distribution. We were proud to have approximately 99% employee participation in the 2020 survey and overall high employee engagement.

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Continued an active role in supporting our local communities through involvement with nonprofit organizations and corporate donations. For example, in 2021, we continued to support our long-term partner, the San Diego Habitat for Humanity, brought on a new partner, Cristo Rey San Diego, and continued to support more local nonprofit organizations such as Casa de Amparo. During 2021, although in-person volunteer hours were muted due to the ongoing COVID-19 pandemic, Company employees continued to find ways to support their local communities and donated over $215,000.

The COVID-19 pandemic has presented challenges to our One Team. In response, during 2020 through 2021 and continuing into March 2022, we took the following actions to seek to assist our employees:
•
For the continued safety of all employees, maintained a remote work environment;

•
Implemented an improved internal communication and document management platform that provides employees enhanced video conferencing, document management, and virtual collaboration workspace, all of which enhanced employee communications and collaboration during our remote work environment;

•
Increased dialogue with our team leaders, including our CEO, who conducts regular check-in meetings with all departments and employees across the Company;

•
Provided resources to employees who were directly impacted by the COVID-19 pandemic, including financial support, scheduling flexibility to promote work-life balance, time off to receive and recover from the COVID-19 vaccine and booster, and connecting employees to our “Resources for Living Program,” which provides support for financial, legal, mental and emotional well-being and life and family resources, among other things;

•
Updated our business continuity plan that includes emergency planning, disaster recovery, alternative communication outlets, and real-time testing simulations;

•
Conduct employee engagement surveys every 18 months and otherwise listened to employee concerns through department meetings and anonymous suggestions;

•
Established virtual engagement activities bringing colleagues together through the Team Building Committee and Green Team; and

•
Transitioned our well-being program, which we refer to as our “O”verall Well-Being program, to a virtual program which provided classes and events addressing mental health, stress reduction, financial wellbeing, and other wellness topics.

Additionally, we have continued to expand and share our knowledge (including through trainings) on employee healthy office protocols and COVID-19 safety and prevention in the workplace. As of the date of this proxy statement, we have implemented a pilot return to office plan whereby employees work part of the week from home and the other part from a Company office. Management believes this hybrid approach allows for the continued safety of our workforce while also having the benefit of maintaining an engaging work environment and work life balance. We continue to monitor the COVID-19 pandemic and may modify or cancel this pilot plan at any time. For our corporate offices, we have invested in MERV 13 filters, provide continuous HVAC air filtration, installed sanitizing stations, implemented social distancing guidelines, and trained employees on healthy hand washing habits. We also escalated cleaning protocols to create a safe and clean environment for our employees.
Governance – We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance. As it relates to ESG, our Board is briefed on ESG performance and plays an active role in assessing risks and identifying opportunities for building a more resilient portfolio. In addition, an Enterprise Risk Management evaluation is conducted annually to identify and assess our risks,

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Proxy Summary
including climate-related risks. Our Board’s Compensation and Talent Committee’s annual compensation reviews for our executive officers also includes discussions of ESG matters.
For additional information on our governance practices, please see the “Board of Directors and Corporate Governance” section of this proxy statement.
Our 2021 Sustainability Report is available on our website’s corporate responsibility section at www.realtyincome.com/corporate-responsibility/sustainability-report. We encourage our stockholders to review our Sustainability Report to better understand the significant emphasis we place on these initiatives. In addition, our EEO-1 Report, which is a report filed with the U.S. Equal Employment Opportunity Commission and presents workforce data from employers with more than 100 U.S. employees is available in the corporate responsibility section of our website at https://www.realtyincome.com/corporate-responsibility/social-responsibility/default.aspx. The Sustainability Report and EEO-1 Report are not incorporated into this proxy statement by reference.
Supporting our Community
We are continuing to build enduring relationships and are continuously renewing our connection with the community by serving others and supporting nonprofits whose aim is to sustainably improve and uplift our communities. We encourage our employees to give back where we live and work by volunteering time and making financial donations.
During 2021, we took the following actions to support, build, and improve our community:
•
Continued to offer the financial matching donations made by employees to nonprofits up to $500 per person;

•
Continue to offer the financial contribution of employees’ donations to nonprofits who volunteer their time up to $400 per person;

•
Made corporate financial donations to San Diego Habitat for Humanity, American Red Cross Disaster Relief Fund, The Humane Society of the United States, Disaster Relief Fund, Cristo Rey San Diego, Girls, Inc. of San Diego County and Casa de Amparo; and

•
Held virtual employee learning and awareness challenges focused on inclusion and offered employee contests with prizes that supported local businesses, including those focused on minorities, women, those who identify as LGBTQ, and other underrepresented communities.

Stockholder Engagement During 2021
We believe engaging with our stockholders on an ongoing basis is important to understanding what is important to key stockholders and ensuring best practices are maintained across our business. In addition to maintaining active communication with stockholders throughout the year, we engage with stockholder governance teams annually in anticipation of each annual meeting of our stockholders.

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Proxy Summary

In connection with the 2021 annual meeting of stockholders, we reached out to stockholders collectively representing approximately 51% of our shares outstanding and engaged with stockholders collectively representing approximately 30% of our shares outstanding. We continued outreach efforts in connection with the 2022 Annual Meeting of Stockholders.

Our Board of Directors’ Independent Chairman participates in our stockholder engagement process, providing stockholders direct access to our Board of Directors.

Discussion covers various topics, including environmental, social and governance considerations, executive compensation, board refreshment, composition and structure of our Board, and company culture.

We provide the Board of Directors and its committees, as applicable, periodic updates of outreach activities.

We consider input provided by our stockholders to current and proposed governance practices and public disclosures.

The Nominating/Corporate Governance Committee oversees the Company’s ESG initiatives and strategies.

Continued enhancements to our ESG initiatives and disclosures, including issuing our Sustainability Report in April 2022.

Added Jacqueline Brady, Priscilla Almodovar, and Mary Hogan Preusse as we continue refreshment of the Board to achieve optimal Board structure and composition.

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Proposals
Proposal 1 - Election of Directors
Our Board of Directors currently consists of 12 directors who we believe contribute the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives. Based on the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the following current 11 directors for election at the Annual Meeting, each to serve until our annual meeting of stockholders in 2023 and until their respective successors have been duly elected and qualified:
(1)
Non-Executive Independent Chairman of the Board of Directors.

After 22 years of service to our Company and the Board of Directors, Kathleen R. Allen, Ph.D. will retire following the Annual Meeting. Kathy has been a valuable member of the Board of Directors and has provided strong leadership and sound guidance throughout her tenure on our Board of Directors.
For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement beginning on page 17.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors (the “Audit Committee”) has appointed KPMG as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2022. Representatives of KPMG are expected to be present virtually at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.
Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interests of the Company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of KPMG as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2022. If the stockholders do not ratify the appointment of KPMG, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its

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Proposals
appointment. If the appointment of KPMG is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG

Proposal 3 - Advisory Vote to Approve the Compensation of Our Named Executive Officers
Our Board of Directors has adopted a policy of providing for annual “say-on-pay” advisory votes. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables and narrative that follow.
To align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial, operational, and relative TSR metrics. Our compensation mix rewards the continued performance of the Company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.
In connection with reviewing our compensation program and the 2021 compensation paid to our named executive officers, it is important to consider the Company’s performance during 2021 as well as our excellent long-term TSR performance. These performance results are discussed in detail in the “Executive Compensation” section beginning on page 41.
Our regular compensation program consists of our Short-Term Incentive Program (“STIP”) and Long-Term Incentive Program (“LTIP”), which are based on the Company’s performance in 2021, in addition to a fixed compensation component. The majority of the compensation awarded under the STIP and LTIP is at-risk, is not guaranteed and is based on the following performance metrics:
The performance hurdles and weightings for each program are determined by the Compensation and Talent Committee in consultation with its independent compensation consultant. This structure effectively links the compensation awarded to our executives to the achievement of the Company’s financial and strategic goals. The independent members of our Board of Directors believe that the performance-based structure of our compensation program, as summarized above and detailed in the “Executive Compensation” section beginning on page 41, allows the Company to attract and retain talented executives while aligning their interests with the best interests of the Company to support long-term value creation for the benefit of stockholders. Unless our Board of Directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next vote will be held at the annual meeting of stockholders in 2023.
Because this vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and our

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Proposals
Board of Directors and, accordingly, our Board of Directors and the Compensation and Talent Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE EXECUTIVE COMPENSATION TABLES AND NARRATIVE THAT FOLLOW

Proposal 4 - Amendment of the Charter to Increase the Number of Authorized Shares of Common Stock
On March 15, 2022, our Board of Directors approved and declared advisable an amendment to our Charter that increases the number of authorized shares of common stock from 740,200,000 shares to 1,300,000,000 shares. The proposed amendment is subject to approval by our stockholders. As of March 11, 2022, 597,901,034 shares of our common stock were issued and outstanding. As of December 31, 2021, (i) 591,261,991 shares of our common stock were issued and outstanding, (ii) 767,995 shares of our common stock were subject to outstanding equity awards, which include restricted stock units, deferred stock units, stock options and potential awards under our LTIPs, assuming the issuance of shares based on target performance, (iii) 14,439,688 shares of our common stock were reserved for future issuance under the Realty Income Corporation 2021 Incentive Award Plan (the “2021 Plan”) (which amount includes 6,186,101 shares that remained available for issuance under the VEREIT, Inc. 2021 Equity Incentive Plan immediately prior to the closing of the merger and which are available for issuance under the 2021 Plan to the extent certain conditions are met), (iv) 11,335,379 shares of our common stock were reserved for future issuance under our Dividend Reinvestment and Stock Purchase Plan, and (v) 29,387,491 shares of our common stock were reserved for future issuance under our current ATM equity distribution plan. If the amendment is approved, it will become effective upon the filing of the Articles of Amendment to our Charter with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland.
Our Board of Directors has determined that it is advisable and in the best interests of the Company to amend the Charter in order to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs, which may include equity financings, opportunities for expanding our business through investments or acquisitions, management incentives and employee benefit plans, stock dividends or stock splits, and for other general corporate purposes. If our stockholders do not approve this proposal, we believe that we may be substantially limited in our ability to advance our operational and future strategic plans, including our ability to access the capital markets, finance the acquisition and development of properties, complete corporate collaborations, partnerships or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.
The Company’s issuance of shares of common stock, including the additional shares that will be authorized if this proposal is approved by stockholders, may dilute the equity ownership of current holders of common stock and may be made without stockholder approval, unless otherwise required by applicable law or the rules and regulations of the New York Stock Exchange (the “NYSE”).
If we were to issue additional shares of common stock, it could have an anti-takeover effect, although this is not the intent of our Board of Directors in proposing the amendment. For instance, our authorized but unissued common stock could be issued in one or more transactions that would make a change in control of our Company more difficult or costly, and less likely. As of the date of this Proxy Statement, we are not aware of any attempt or plan to obtain control of us.
The holders of our common stock have no preemptive rights, and our Board of Directors has no plans to grant such rights with respect to any such shares.

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Proposals
The full text of the amendment to Section 6.1 of Article VI of the Charter is attached as Appendix B to this Proxy Statement on page 94, and is incorporated by reference into this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT OF THE CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

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Board of Directors and Corporate Governance
Director Nominees
The Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, has nominated the below 11 current directors for election at the Annual Meeting, each to serve for a one-year term expiring at our annual meeting of stockholders in 2023, and until their respective successors are duly elected and qualified. Pursuant to the terms of the merger agreement, dated April 29, 2021 and as subsequently amended or supplemented thereto, by and among us, VEREIT and the other parties thereto, and following the effective time of the merger with VEREIT, Priscilla Almodovar and Mary Hogan Preusse were elected to serve as our directors. The information presented below highlights what led our Board of Directors to the conclusion that each nominee should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees.
We continue to review the composition of the Board of Directors in an effort to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in various areas. Further, directors are not automatically re-nominated annually. Rather, on an annual basis, in making a recommendation to the Board in connection with a director’s nomination for election to the Board, the Nominating/Corporate Governance Committee reviews each candidate’s (i) business and professional background, including any changes, (ii) contributions to the Board, (iii) skill sets and expertise, (iv) understanding of applicable laws and regulations and other elements thought to be relevant to the success of the Company, (v) time constraints including other board service, (vi) tenure with the Board, and (vii) diversity of background. The Nominating/Corporate Governance Committee formulates its recommendation on each individual candidate in the context of the Board as a whole, taking into consideration feedback from the Board’s most recent evaluation.
The following chart highlights the specific experience, qualifications, attributes, and skills of our Board. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management. More detail is provided in each director nominee’s biography below.

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Board of Directors and Corporate Governance

Governance Guidelines Criteria	
Independent	10
Senior Leadership Experience	9
Global Exposure	8
Board Experience	7
Accounting & Financial Expertise	8
Investment Management	7
Capital Markets	8
Strategic Planning	10
Risk Management	8
Human Capital Management	8
Environmental, Social & Governance	9
Technology	7
Industry Experience	
Real Estate	10
Retail/Consumer Goods	6

Demographic Background	Michael D. McKee	Priscilla Almodovar	Jacqueline Brady	A. Larry Chapman	Reginald H. Gilyard	Mary Hogan Preusse	Priya Cherian Huskins	Gerardo I. Lopez	Gregory T. McLaughlin	Ronald L. Merriman	Sumit Roy
Tenure (years)[1]	28	<1	<1	10	4	<1	15	4	15	17	4
Average Tenure (years)	9										
Gender Diversity[2]		✓	✓			✓	✓				
Age	76	54	54	75	58	53	49	62	62	77	52
Average Age	61										
Underrepresented Community[3]		✓	✓		✓		✓	✓			✓
Veteran[4]				✓	✓

(1)
Tenure and age are as of March 11, 2022. Ms. Brady was elected to our Board of Directors in May 2021. Mss. Almodovar and Hogan Preusse were elected to our Board of Directors in November 2021 following our merger with VEREIT.

(2)
Based on each director’s self-identification and includes members who identify as female or non-binary.

(3)
Based on each director’s self-identification. We define underrepresented communities in accordance with California Assembly Bill No. 979 as “an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.” We have captured individuals who self-identify as South Asian or Indian under the “Asian” category.

(4)
Based on each director’s self-identification.

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Board of Directors and Corporate Governance

Priscilla Almodovar Age: 54 Director Since: 2021 Committees: Audit Independent: Yes
Experience
Priscilla Almodovar served as a board member of VEREIT from February 2021 to the closing of the merger and is currently the President and Chief Executive Officer of Enterprise Community Partners, an organization that invests in communities nationwide to address affordable housing solutions, racial equity and climate resilience initiatives and the accessibility to investment capital products. She also serves as a member of the U.S. Secretary of Energy Advisory Board. Prior to joining Enterprise Community Partners in 2019, Ms. Almodovar held the position of Managing Director at JP Morgan Chase from 2010 to 2019, where she led its national real estate businesses which focused on commercial real estate and community development. From 2006 to 2009, she served as the President and Chief Executive Officer of the New York State Housing Finance Agency/State of New York Mortgage Agency. From 1990 to 2004, Ms. Almodovar practiced law at the global law firm, White & Case LLP, where she became a partner in 1998, and specialized in international project finance. Ms. Almodovar received her J.D. from Columbia University School of Law and her B.A. in Economics from Hofstra University.
Qualifications
Ms. Almodovar offers a valuable and knowledgeable perspective with her financial expertise and tenure in the real estate and legal industries. She has excelled in her career in executive roles across private, public, and nonprofit companies, bringing diverse experience and insights on corporate social responsibility.

Jacqueline Brady Age: 54 Director Since: 2021 Committees: Nominating/Corporate Governance Independent: Yes
Experience
Jacqueline Brady is a Managing Director and Head of Global Debt Solutions at PGIM Real Estate. Ms. Brady also serves on the firm’s US Debt Executive Council. PGIM Real Estate manages over $180 billion in real estate debt and equity strategies globally. Prior to joining PGIM in 2017, Ms. Brady held numerous executive roles in real estate investment management, investment banking and structured finance at firms including JP Morgan, Nomura Securities, and Capmark Investments. In 2011, Ms. Brady co-founded Canopy Investment Advisors, an SEC-registered investment advisor, where she served until 2017. Since 2007, Ms. Brady has served on the Investment Committee of the Board of Managers of Haverford College with responsibility for management of the college’s endowment. Previously, Ms. Brady served on the Board of Managers’ Audit, Property and Finance Committees. Ms. Brady is a member of the Urban Land Institute’s Global Exchange Council and Chairs the Publications Committee for the Pension Real Estate Association (PREA). Ms. Brady has a bachelor’s degree in political science from Haverford College and a master’s degree in international economics and international relations from the Johns Hopkins University.
Qualifications
Ms. Brady brings beneficial knowledge with her diverse background in global real estate. Her collaborative style, international experience, investment management expertise, and capital markets background complements the talents of our Board of Directors as we continue to expand our industry-leading real estate platform both domestically and internationally.

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Board of Directors and Corporate Governance

A. Larry Chapman Age: 75 Director Since: 2012 Committees: Audit Independent: Yes
Experience
A. Larry Chapman is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989. He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993. Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis. Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, past governor and trustee of the Urban Land Institute, former member of the National Association of Real Estate Investment Trusts (Nareit), and member and past trustee of the International Council of Shopping Centers (ICSC). He served on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) (August 2013-November 2021).
Qualifications
Mr. Chapman’s financial acumen and extensive commercial real estate experience across many industries and tenant types provide valuable insight and expertise to the Board of Directors and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

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Board of Directors and Corporate Governance

Reginald H. Gilyard Age: 58 Director Since: 2018 Committees: Nominating/Corporate Governance (Chair) Independent: Yes
Experience
Reginald H. Gilyard is a Senior Advisor at the Boston Consulting Group, Inc. (BCG) where he is a recognized leader in strategy development and execution (2017-present). Prior to this role, Mr. Gilyard served as Dean of the Argyros School of Business and Economics at Chapman University (2012-2017). Under Mr. Gilyard’s leadership, the school significantly increased its national rankings at the undergraduate and graduate levels. Prior to joining Chapman University, Mr. Gilyard served as Partner and Managing Director at BCG where he led national and multi-national engagements with large corporations in strategy, M&A, and business transformation (1996-2012). Prior to BCG, Mr. Gilyard served nine years in the U.S. Air Force as a Program Manager and was then promoted to Major in the U.S. Air Force Reserves where he served for an additional three years. Mr. Gilyard currently serves as the Chairman of the board of directors of Orion Office REIT Inc. (NYSE:ONL) (2021-present) and serves on the board of directors of First American Financial Corporation (NYSE:FAF) (2017-present) and CBRE Group Inc. (NYSE: CBRE) (2018-present). He is also the Board Chair for Pacific Charter School Development, a 501(c)(3) real estate development company serving low-income families in urban centers across the United States. Mr. Gilyard holds a B.S. from the United States Air Force Academy, an M.S. from the United States Air Force Institute of Technology, and an M.B.A. from Harvard Business School.
Qualifications
Mr. Gilyard offers valuable knowledge regarding strategy development and execution, having worked with management teams and boards to develop and implement successful strategies for over 25 years. His extensive consulting experience includes leading national and multi-national strategic engagements, pre-and post-M&A activity, and business transformation. Mr. Gilyard’s skill set and experience in a broad array of industries allow him to provide diverse and valuable perspectives to our Board of Directors.

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Board of Directors and Corporate Governance

Mary Hogan Preusse Age: 53 Director Since: 2021 Committees: Compensation and Talent Independent: Yes
Experience
Mary Hogan Preusse served as a board member of VEREIT from February 2017 to the closing of the merger and currently serves on the board of Kimco Realty Corporation (NYSE:KIM) (2017-present), Digital Realty Trust, Inc. (NYSE: DLR) (2017-present), and Host Hotels & Resorts, Inc. (Nasdaq: HST) (2017-present). Since October 2021, she has also been a Senior Advisor to Fifth Wall, the venture capital firm. She is a member of Nareit’s Advisory Board of Governors and is a recipient of that organization’s Industry Achievement Award. She currently serves as a Co-Chair of Nareit’s Dividends Through Diversity, Equity & Inclusion Steering Committee. Until her retirement in 2017, Ms. Hogan Preusse held the position of Managing Director and Co-Head of Americas Real Estate at APG Asset Management, US., where she was responsible for managing the firm’s public real estate investments in the Americas. Prior to joining APG in 2000, she spent eight years as a sell side analyst covering the REIT sector and she began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse is a graduate of Bowdoin College in Brunswick, Maine with a degree in Mathematics and is a member of Bowdoin’s Board of Trustees.
Qualifications
Ms. Hogan Preusse offers extensive real estate experience, capital markets knowledge and industry leadership. Her activism in the community by promoting diversity on corporate boards and speaking on panels on topics such as environmental, social, and governance factors are valued insights that she brings to the Board of Directors.

Priya Cherian Huskins Age: 49 Director Since: 2007 Committees: Compensation and Talent (Chair) and Nominating/Corporate Governance Independent: Yes
Experience
Priya Cherian Huskins is Senior Vice President and partner at Woodruff Sawyer & Co., a commercial insurance brokerage firm (2003-present). Prior to joining Woodruff Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003). She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012, and the board of directors of Woodruff-Sawyer & Co. since 2016, as well as NMI Holdings, Inc. and Anzu SPAC I since 2021. She previously served on the board of directors of the Silicon Valley Directors’ Exchange (SVDX) (2013-2018), and served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter (2006-2013).
Qualifications
With her background in law, insurance, and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers’ liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy. In addition, she brings experience regarding corporate governance matters, including compensation best practices, and ways that corporate governance can enhance stockholder value. Ms. Huskins’ experience makes her a valuable member of a well-rounded Board of Directors.

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Board of Directors and Corporate Governance

Gerardo I. Lopez Age: 62 Director Since: 2018 Committees: Compensation and Talent Independent: Yes
Experience
Gerardo I. Lopez is currently an Operating Partner and Executive-in-Residence for Softbank Investment Advisers (December 2018-present). Prior to this role, Mr. Lopez was an Operating Partner at High Bluff Capital Partners, a private equity firm focused on investing in consumer-facing companies, and Executive Chairman of Quiznos, Inc. which is privately owned by High Bluff Capital Partners (June 2018 – December 2018). Previously, Mr. Lopez served as President and Chief Executive Officer of Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. (paired together as NYSE: STAY), the largest owner/operator of company-branded hotels in North America (2015-2017). Mr. Lopez also served as President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (NYSE: AMC), the top global theater operator, where he led the reinvention of the customer theater experience (2009-2015). Prior to AMC, Mr. Lopez held various positions, including Executive Vice President of Starbucks Coffee Company (NASDAQ: SBUX) and President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice division (2004-2009), and President of the Handleman Entertainment Resources division of Handleman Company (2001-2004). Mr. Lopez has also held a variety of executive management positions with International Home Foods (1997-2000), PepsiCo, Inc. (NYSE: PEP) (1986-1996), and the Procter & Gamble Company (NYSE: PG) (1983-1986). Mr. Lopez currently serves on the board of directors of CBRE Group, Inc. (NYSE: CBRE) (2015-present), Newell Brands (NYSE: NWL) (2018-present) and OYO Hotels (2020-present). Mr. Lopez holds a B.A. from George Washington University and an M.B.A. from Harvard Business School.
Qualifications
Mr. Lopez brings extensive operational and leadership knowledge through serving as a senior executive at entertainment, hospitality, and consumer products companies. He has over 37 years of experience in marketing, sales and operations, and management of public and private companies, particularly across consumer-focused industries. Mr. Lopez adds real estate expertise and diverse board experience as an independent board member of private and public companies. The depth and breadth of his operational knowledge and leadership experience across various industries makes him a valuable contributor to our Board of Directors.

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Board of Directors and Corporate Governance

Michael D. McKee Age: 76 Director Since: 1994 Non-Executive Chairman Since: 2012 Committees: Compensation and Talent and Nominating/Corporate Governance Independent: Yes
Experience
Michael D. McKee is a Principal at The Contrarian Group (March 2018-present). Mr. McKee previously served as Executive Chairman of HCP, Inc. (now Healthpeak Properties; NYSE: PEAK) (May 2016-February 2018), Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-April 2016), and was the Vice Chairman (1999-2008) and Chief Executive Officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as its Chief Operating Officer (2001-2007), Chief Financial Officer (1997-2001) and Executive Vice President (1994-1999). Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). Through each of these positions, Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He has served on the board of directors of HCP, Inc. (1987-2018), Bentall Kennedy (U.S.) (2008-2012), First American Financial Corporation (NYSE: FAF) (2011-present), Seattle Pacific University (2017-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008).
Qualifications
Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to REITs. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

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Gregory T. McLaughlin Age: 62 Director Since: 2007 Committees: Audit and Compensation and Talent Independent: Yes
Experience
Since 2018, Gregory T. McLaughlin serves several important roles as the Chief Executive Officer of the PGA TOUR First Tee Foundation, a subsidiary of the PGA TOUR, Inc., World Golf Hall of Fame, and American Golf Industry Coalition. Under Mr. McLaughlin’s leadership, these organizations have grown in global prominence to become among the world’s top golf organizations. Most importantly, Mr. McLaughlin has served as a vital ambassador and spokesperson for the game of golf throughout the U.S. and abroad. Previously, Mr. McLaughlin served as the President of the PGA TOUR Champions and an Executive Vice President of the PGA TOUR (2014-2018). Prior to joining the PGA TOUR, Mr. McLaughlin served as the President and Chief Executive Officer of TGR Live and Tiger Woods Foundation in Irvine, California (1999-2014), the Vice President of Business Development of the Western Golf Association / Evans Scholars Foundation in Glenview Illinois (1993-1999), and the Vice President of Business Development of the Los Angeles Junior Chamber of Commerce in Los Angeles, California (1988-1993). Mr. McLaughlin currently serves on the Executive Committee of the PGA TOUR and the board of directors of Dyehard Fan Supply, a turnkey sports retail solutions provider for America’s top sporting events, venues and brands. Mr. McLaughlin formerly served on the board of directors of Nielsen Sports (2012 – 2014). Mr. McLaughlin holds a Juris Doctorate degree from Chicago-Kent School of Law and a Bachelor of Science degree in Economics from The Ohio State University.
Qualifications
As a result of his extensive business experience, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business, finance and legal matters. His robust experience includes building teams, tax-exempt financing, capital raising, strategic development and project and land development. Additionally, Mr. McLaughlin is recognized as a financial expert, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues and leadership skills in managing a variety of different type organizations makes him a valued member of the Board of Directors.

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Board of Directors and Corporate Governance

Ronald L. Merriman Age: 77 Director Since: 2005 Committees: Audit (Chair) and Nominating/Corporate Governance Independent: Yes
Experience
Ronald L. Merriman is a retired Vice Chairman and partner of KPMG, a global accounting and consulting firm (1967-1997). At KPMG, Mr. Merriman served as Vice Chairman of the Executive Management Committee. More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), Executive Vice President of Carlson Wagonlit Travel (1999-2000) and President of Ambassador Performance Group, Inc. (1997-1999). Mr. Merriman serves on the board of directors of nVent Electric plc (NYSE: NVT) (2018-present) and serves as the chairman of its audit and finance committee. Mr. Merriman served on the board of directors of Pentair, Plc, formerly Pentair, Ltd. (NYSE: PNR) (2005-2018), and was the chairman of its audit committee. Mr. Merriman formerly served as the chairman of the audit committee and was a member of the compensation committee of Haemonetics Corporation (NYSE: HAE) (2005-2017). Mr. Merriman served on the board of directors of Aircastle Limited (NYSE: AYR) (2006-2020) and served as the chairman of its audit committee (2006-2020) and was a member of the nomination and governance committee (2012-2020).
Qualifications
Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various global issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chair of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex global financial issues makes him a skilled member of the Board of Directors.

Sumit Roy Age: 52 Director Since: 2018 Committees: None Independent: No
Experience
Mr. Roy has been our Chief Executive Officer since October 2018, and our President since November 2015. Mr. Roy served as Executive Vice President, Chief Operating Officer from October 2014 to October 2018, and as Chief Investment Officer from October 2013 to November 2015. Prior to that, Mr. Roy served as Executive Vice President, Acquisitions from March 2013 to October 2013, after being promoted from his prior role as Senior Vice President, Acquisitions from September 2011 to February 2013. Prior to joining us in September 2011, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure for UBS Investment Bank. Mr. Roy has also held positions at Merrill Lynch, and at Cap Gemini Ernst & Young LLP. Mr. Roy currently serves on the Advisory Board of Governors for the National Association of Real Estate Investment Trusts (Nareit).
Qualifications
Mr. Roy brings a deep understanding of financial strategy, real estate, and REITs through his experience in the financial and real estate industries. Additionally, he provides insight regarding strategic planning and execution through his consulting and advisory experience. His extensive knowledge of the Company’s investments and operations across all areas of the business makes him a valuable contributor to our Board of Directors.

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Board of Directors and Corporate Governance
Committees of the Board
Our Board has three standing committees that perform certain delegated functions of the Board: the Audit Committee, the Compensation and Talent Committee, and the Nominating/Corporate Governance Committee. Each committee is composed entirely of independent directors within the meaning of the director independence standards of our Corporate Governance Guidelines, which reflect the NYSE director independence standards and the audit committee requirements of the Securities and Exchange Commission (“SEC”).
The following table provides a summary of the selected areas in which a standing committee of the Board of Directors was delegated oversight responsibility in 2021 to supplement the full Board of Director’s oversight responsibilities:
Each committee operates under a written charter, all of which were reviewed and/or updated by their respective committees during 2021. Our Board may, from time to time, establish certain other committees to facilitate oversight of the management of the Company. The charters of each of our standing committees are available on our website at www.realtyincome.com/investors/corporate-governance/board-committees.

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Board of Directors and Corporate Governance
AUDIT COMMITTEE
Responsibilities
Members: Ronald L. Merriman (Chair) Kathleen R. Allen, Ph.D. Priscilla Almodovar A. Larry Chapman Gregory T. McLaughlin Independent: All Meetings in 2021: 10
■
Oversee compliance with legal and regulatory requirements;

■
Oversee the integrity of our financial statements;

■
Assist our Board of Directors in its oversight of cybersecurity, information technology, and other data privacy risks, and enterprise-level risks that may affect our financial statements, operations, business continuity and reputation;

■
Assist our Board of Directors in its oversight of our guidelines and policies with respect to enterprise risk management;

■
Oversee the performance of our internal audit function;

■
Appoint, retain, and oversee our independent registered public accounting firm, approve any special assignments given to the independent registered public accounting firm, and review:

•
The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;

•
The independence and qualifications of the independent registered public accounting firm;

•
The compensation of the independent registered public accounting firm;

•
Critical audit matters of the Company; and

•
Any significant proposed accounting changes.

Our Board of Directors has determined that Messrs. Merriman, Chapman and McLaughlin, Dr. Allen, and Ms. Almodovar each qualifies as an audit committee financial expert, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE and meet the SEC independence requirements for audit committee membership. The Audit Committee may delegate any or all of its responsibilities to a subcommittee of the Audit Committee to the extent permitted by applicable law.

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COMPENSATION AND TALENT COMMITTEE
Responsibilities
Members: Priya Cherian Huskins (Chair) Mary Hogan Preusse Gerardo I. Lopez Michael D. McKee Gregory T. McLaughlin Independent: All Meetings in 2021: 6
■
Periodically review our programs and strategies related to human capital and talent management, including, compensation and benefits, recruiting and retention, management succession, diversity, culture and engagement;

■
Establish and administer our executive compensation programs;

■
Conduct an annual review of our compensation philosophy and incentive programs, including to ensure they reflect our risk management philosophies, policies and processes;

■
Conduct an annual review of and approve the goals and objectives relating to the compensation of the CEO, including a performance evaluation based on such goals and objectives to help determine and approve his compensation;

■
Review and approve all executive officers’ severance arrangements, as applicable;

■
Manage and annually review executive officer short-term and long-term incentive compensation;

■
Set performance metrics under all short-term and long-term incentive compensation plans as appropriate;

■
Review the compensation of members of our Board of Directors; and

■
Periodically review our stockholder engagement results and feedback received with respect to executive compensation matters.

Our Board of Directors has determined that all of the members of the Compensation and Talent Committee are “independent” within the meaning of our director independence standards, and the NYSE director independence standards (including those applicable to Compensation and Talent Committee members), and are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation and Talent Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation and Talent Committee to the extent permitted by applicable law.

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Board of Directors and Corporate Governance
NOMINATING/CORPORATE GOVERNANCE COMMITTEE
Responsibilities
Members: Reginald H. Gilyard (Chair) Jacqueline Brady Priya Cherian Huskins Michael D. McKee Ronald L. Merriman Independent: All Meetings in 2021: 3
■
Provide counsel to our Board of Directors on a broad range of issues concerning the composition and operation of the Board of Directors;

■
Develop and review the qualifications and competencies required for membership on our Board of Directors;

■
Review and interview qualified candidates to serve on our Board of Directors;

■
Oversee the structure, membership, and rotation of the committees of our Board of Directors;

■
Oversee environmental, social, and governance issues;

■
Assess the effectiveness of the Board of Directors and executive management;

■
Oversee succession planning for our executive management;

■
Review and consider developments in corporate governance to ensure that best practices are being followed; and

■
Board refreshment.

As part of these responsibilities, the Nominating/Corporate Governance Committee annually solicits input from each member of the Board of Directors to review the effectiveness of its operation and all committees thereof. The review consists of an assessment of its governance and operating practices, which includes our Corporate Governance Guidelines that, as more fully described below, govern the operation of the Board of Directors. The Nominating/Corporate Governance Committee may delegate any or all of its responsibilities to a subcommittee of the Nominating/Corporate Governance Committee to the extent permitted by applicable law.

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Corporate Governance
We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance.
Corporate Governance Guidelines
Our Company maintains Corporate Governance Guidelines that promote the effective functioning of the Board of Directors and its committees and set forth expectations as to how the Board of Directors and its committees should operate. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board meetings, Board committees, management succession, evaluation and compensation of key executive officers (which includes all named executive officers), expectations of directors, and information regarding the annual performance evaluation of the Board of Directors. The Corporate Governance Guidelines are available on our website at www.realtyincome.com/investors/corporate-governance.
Code of Business Ethics

Whistleblower Policy

Our Board of Directors oversees the company's "whistleblower" policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing.

We maintain a Code of Business Ethics that applies to our directors, officers, and other employees, and addresses matters such as (i) our policy on political contributions, (ii) disclosures and financial reporting, and (iii) protection and use of our assets. The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of ethical behavior. We conduct annual training with our employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics. Our Code of Business Ethics is available on our website at www.realtyincome.com/investors/corporate-governance. We intend to disclose any future amendments to, or waivers of, certain provisions of our Code of Business Ethics applicable to our officers and directors on our website, within five business days following such amendment or waiver, or as otherwise required by the SEC or the NYSE.
Anti-Hedging and Anti-Pledging Policies
To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities; short selling our securities; trading in any puts; calls or covered calls; writing purchase or call options; or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members are not permitted to hold our securities in a “margin account” nor are they permitted to pledge any of our securities for any loans or indebtedness.
Clawback Policy
Our Board of Directors has adopted a clawback policy that permits the Company to recover cash and/or equity-based incentive compensation paid or granted to an executive officer during the three-year period preceding a “triggering event.” A “triggering event” includes:
(i)
a decision by the Audit Committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the Company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer, or

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Board of Directors and Corporate Governance
(ii)
a decision by the Compensation and Talent Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

The requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the Board of Directors has actively taken steps to evaluate restating the Company’s financial statements or its operating results, or recalculating other associated metrics prior to the end of the fifth year following the year in question. The Company will not be bound by the five-year limitation in cases involving fraud or intentional misconduct. This policy is in addition to any rights the Company may have to recoup incentive compensation from its executive officers under applicable laws and regulations.
Company Culture and Employees
We put great effort into cultivating an inclusive company culture. We are “One Team,” and together we are committed to providing an engaging work environment centered on our values: to Do the right thing, Take ownership, Empower each other, Celebrate differences, and Give more than we take. We hire talented employees with diverse backgrounds and perspectives and work to provide an environment with regular open communication where capable team members have fulfilling careers and are encouraged to engage with and make a positive impact with business partners and in the communities in which we operate. We invest in our employees’ development and training, providing access to online learning, a mentorship program, professional development opportunities and a leadership development program.
Stockholder Engagement
During 2021, we continued to engage and interact with our stockholders as we believe this regular engagement allows both management and the Board of Directors to stay abreast of the various issues that are important to our investors and to promote the maintenance of best practices across our business. During the 2021 proxy season, we engaged with stockholders representing approximately 30% of our shares outstanding. We have continued our outreach efforts for the 2022 proxy season.
During our conversations with stockholders, we have discussed various topics, including:
•
Environmental, social, and governance considerations, including recent and planned sustainability initiatives;

•
Diversity, equality and inclusion initiatives;

•
Executive compensation;

•
Recent board refreshment;

•
Board composition and structure; and

•
Company culture.

In addition to internal management engaging with stockholders, our Board of Directors’ Non-Executive Independent Chairman, Michael D. McKee, participated in specific calls, which provided stockholders direct access to the Board of Directors. We report the details of our communications with stockholders to our Nominating/Corporate Governance Committee, Compensation and Talent Committee, and Board of Directors, as applicable. This dialogue allows our directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board of Directors considers stockholder feedback and responds in the best interests of the Company.
Director Selection Process
Director Qualifications
Director qualifications are determined by what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors. The Nominating/Corporate Governance Committee seeks to include on our Board of Directors a complementary mix of professionals with the following qualities, skills, and attributes:
•
Business and professional background;

•
Diversity in background, expertise, perspectives, and thought;

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•
History of leadership or contributions to other organizations;

•
Functional skill set and expertise;

•
General understanding of marketing, finance, accounting, corporate governance, federal securities, and other relevant laws and regulations, international experience, and other elements relevant to the success of a publicly-traded company in today’s business environment;

•
Experience as a member of the board of directors of another publicly-held company;

•
Commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and

•
Ability to perpetuate the success of the business and represent stakeholder interests through the exercise of sound business judgment.

Identifying and Evaluating Nominees for Directors
Our Corporate Governance Guidelines set forth the process by which our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors. The Nominating/Corporate Governance Committee first evaluates the current members of our Board of Directors to identify director nominees. Current members who are willing to continue service and who have qualifications and skills that are generally consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are generally re-nominated.
As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of executive management for their recommendations. The Nominating/Corporate Governance Committee has discretion to retain a search firm to assist with identifying new candidates for membership on our Board of Directors if deemed appropriate. An initial slate of candidates will be presented to the Chair of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders are subject to the same criteria as candidates nominated by the Nominating/Corporate Governance Committee and will be considered accordingly.
Board Refreshment
Our Board of Directors remains committed to active board refreshment to ensure optimal board structure, composition and the exercise of sound business judgment in discharging the Board’s responsibilities in accordance with evolving standards and practices. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity. We maintain a diverse Board of Directors, of which, at the end of 2021, 42% identified as female and 50% were from underrepresented communities. The Nominating/Corporate Governance Committee aspires to obtain a desired mix of skills, experience, and diversity relevant to the Company’s strategic direction and operations while leveraging the deep institutional knowledge and valuable insight associated with the Board’s more tenured directors. Our focus is to have a board that continues to deliver a high standard of performance and governance expected by investors.

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Board of Directors and Corporate Governance
(1)
We define underrepresented communities in accordance with California Assembly Bill No. 979 as “an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.” We have captured individuals who self-identify as South Asian or Indian under the “Asian” category.

Stockholder Recommendations
The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by our stockholders. The stockholder must submit proof of Realty Income stock ownership along with a detailed résumé of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors. The stockholder must also demonstrate how the candidate satisfies our Board of Directors’ criteria and provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement, as well as by our Bylaws. The consent of the candidate must be included along with a description of any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. All communications are to be directed to the Chair of the Nominating/Corporate Governance Committee and sent to the address noted under “Communications with the Board” in this Proxy Statement on page 36.
A stockholder desiring to recommend a candidate for consideration by the Nominating/Corporate Governance Committee for election at our 2023 annual meeting of stockholders must deliver the recommendation along with the information noted above between November 2, 2022 and December 2, 2022 (not more than 150 days nor less than 120 days prior to the first anniversary of the date the Company’s Proxy Statement is released to stockholders for the previous year’s annual meeting of stockholders) in order to be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for our 2023 Annual Meeting” in this Proxy Statement on page 89. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.
Proxy Access
Our stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of our Bylaws, pursuant to which an eligible stockholder, or a qualifying group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years, may nominate up to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors up for election as of the last day in which a proxy access nomination may be submitted under our Bylaws, for inclusion in our proxy materials, subject to complying with the requirements contained in Article III, Section 15 of our Bylaws.
Board Independence
Our Board of Directors has determined that each of our current directors, except for Mr. Roy, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of

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Directors established and employed categorical standards, which mirror NYSE independence requirements, in determining whether a relationship is material and thus would disqualify a director from being independent.
Non-Executive Independent Chairman of the Board
The Nominating/Corporate Governance Committee also evaluates the Board of Directors’ leadership structure. Since 1997, the positions of Non-Executive Chairman of the Board of Directors and CEO have been separate in recognition of the differences between the two roles. Mr. McKee serves as our Non-Executive Chairman of the Board of Directors and presides as lead independent director, while Mr. Roy serves as our CEO. The Board of Directors believes this is the most appropriate structure because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Messrs. McKee and Roy. In addition, separating the roles of Non-Executive Chairman and CEO allows our Non-Executive Chairman to serve as a liaison between the Board of Directors and executive management, while providing our CEO with the flexibility and focus needed to oversee our operations.
Board Role in Risk Oversight
Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing our Company, which included the impact of COVID-19 during 2021. The Board of Directors reviews and oversees our enterprise risk management (ERM) program, which is a company-wide program designed to effectively and efficiently identify and assess management’s visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making. The ERM program does this by clearly defining risks facing the Company and bringing together executive management to discuss these risks. This promotes visibility and constructive dialogue around risk at the executive management and Board levels, and facilitates appropriate risk response strategies. Throughout the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that face our business.
While the Board oversees the overall risk management process for the Company, each of the Board’s committees also assists the Board in this oversight with respect to the following risks:
•
The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting procedures, focusing on internal controls, as well as key credit risks, liquidity risks, cybersecurity risks, information technology risks, data privacy risks, market risks and compliance, and the guidelines, policies and procedures for monitoring and mitigating those risks and discusses major enterprise-level risk exposures;

•
The Compensation and Talent Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions; and

•
The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions.

By assigning such responsibilities, the Board of Directors believes it can more effectively identify and address risk. Throughout the year, the Board of Directors, and each of the Board’s committees review and discuss specific risk topics in significant detail in their respective meetings with the Company’s senior management team.
Cybersecurity Risk Management
The Vice President of Information Technology, who reports directly to the Company’s Chief Financial Officer, oversees our information security program with oversight by the Audit Committee. Our cybersecurity risk profile and cybersecurity program status are reported to the Audit Committee on a quarterly basis. The cybersecurity program is aligned to industry recognized cybersecurity frameworks. In addition, we maintain an Information Security Incident Response Policy, which includes annual tabletop reviews of our cybersecurity risks and response plans, and which are reported to the Audit Committee. We also conduct cybersecurity training for all employees on an annual basis and conduct annual assessments by a leading cybersecurity company, to ensure that our vulnerability management and security controls are working effectively and to allow us to continue to identify and mitigate security risks.

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Board of Directors and Corporate Governance
Compensation Risk Assessment
The Compensation and Talent Committee reviews our company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.
Named Executive Officers and Executive Vice Presidents.   The total compensation for all NEOs and executive vice presidents is established after the Compensation and Talent Committee determines the appropriate performance metrics to best align the interests of management with the best interests of the Company. The Short-Term Incentive Program metrics are based on financial, operational, and individual performance goals. The Long-Term Incentive Program metrics are primarily based on our TSR performance relative to our peers, and secondarily based on financial and operational goals. In addition, as previously discussed, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.
All Other Employees.   Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and our general policies and procedures. The Compensation and Talent Committee has sought to align the interests of our employees with those of our stockholders through grants of restricted stock and restricted stock unit awards, thereby giving employees additional incentives to protect and align with long-term value creation. Based on its evaluation, the Compensation and Talent Committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our Company.
Meetings and Attendance
Our Board of Directors met 14 times during 2021. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period in which they were members of our Board of Directors, and (ii) the total number of meetings of the Committees of our Board of Directors on which such directors served and that were held during the period in which they served, with the exception of Ms. Hogan Preusse. Ms. Hogan Preusse joined the Board following the effective time of our merger with VEREIT on November 1, 2021 and, as the closing date of the merger was not determined until late in the year, she had pre-existing conflicts with certain previously scheduled meetings. Although we have no formal policy with regard to attendance of our directors at our annual meeting of stockholders, it is customary for, and we expect, all directors to attend. All but one director attended our virtual 2021 annual meeting of stockholders.
To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings unless, under certain circumstances, management is invited. As the Non-Executive Independent Chairman of our Board of Directors, Mr. McKee presides at the executive sessions of the Board.
Communications with the Board
Stockholders and other interested parties may communicate with the Non-Executive Chairman of our Board of Directors or with the non-employee directors, as a group, by either of the following methods:
Email: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary mbushore@realtyincome.com	Mail: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary Realty Income Corporation 11995 El Camino Real San Diego, CA 92130
All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Non-Executive Chairman of our Board of Directors.

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Director Compensation
The Compensation and Talent Committee is responsible for reviewing the compensation of members of the Board of Directors. Compensation for the independent directors of our Board of Directors for 2021 consisted of an annual cash retainer, plus additional cash retainers for service as the Non-Executive Chairman or Chairperson of one of the standing committees of our Board of Directors in the amounts as set forth below. In addition, per the terms of the Realty Income 2021 Incentive Plan (the “Plan”) adopted by stockholders at the 2021 annual meeting of stockholders, each non-employee director is automatically granted an annual equity retainer of 4,000 shares of restricted stock (subject to adjustment as provided in the Plan) on the date of the annual meeting of stockholders or on the date of such director’s election to the Board. For 2021, approximately 87% of director compensation was in the form of restricted shares of the Company’s stock, which is structured such that it aligns the interests of our Board with those of our stockholders.
POSITION HELD	ANNUAL EQUITY GRANT (IN SHARES)(1)	ANNUAL CASH RETAINER(2)
Board of Directors – Member (including Non-Executive Chair)	4,000	$25,000
Board of Directors – Non-Executive Chair	—	125,000
Audit Committee Chair	—	30,000
Compensation and Talent Committee Chair	—	25,000
Nominating/Corporate Governance Committee Chair	—	15,000

(1)
The value of the annual equity retainer is variable, based on the closing share price on the date of grant.

(2)
Effective January 1, 2021, the annual cash retainer for the Audit Committee Chair increased from $25,000 to $30,000 and the Nominating/Corporate Governance Committee Chair increased from $10,000 to $15,000. Effective January 1, 2022, the annual cash retainer for the Board of Directors increased from $25,000 to $35,000, the annual cash retainer for the Audit Committee Chair increased from $30,000 to $35,000, and the annual cash retainer for the Nominating/Corporate Governance Committee Chair increased from $15,000 to $25,000.

Under the Plan, the vesting schedule for restricted shares granted to non-employee directors is as follows and is subject to the director’s continued service through each applicable vesting date:
YEARS OF SERVICE	VESTING
< 6 years	33.33% increments on each of the first three anniversaries of the grant date
6 years	50% increments on each of the first two anniversaries of the grant date
7 years	100% vested on the first anniversary of the grant date
≥ 8 years	Immediately
Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2021:
NAME(1)	FEES EARNED OR PAID IN CASH	STOCK AWARDS(2)	ALL OTHER COMPENSATION(3)	TOTAL
Kathleen R. Allen, Ph.D.(4)	$25,000	$261,920	$—	$286,920
Priscilla Almodovar(4)(5)	4,144	283,440	—	287,584
Jacqueline Brady(4)(5)	15,522	261,920	—	277,442
A. Larry Chapman(4)	25,000	261,920	—	286,920
Reginald H. Gilyard(4)	40,000	261,920	—	301,920
Mary Hogan Preusse(4)(5)	4,144	283,440	—	287,584
Priya Cherian Huskins(4)	50,000	261,920	—	311,920
Gerardo I. Lopez(4)	25,000	261,920	—	286,920
Michael D. McKee(4)	150,000	261,920	—	411,920
Gregory T. McLaughlin(4)	25,000	261,920	10,000	296,920
Ronald L. Merriman(4)	55,000	261,920	—	316,920

(1)
Mr. Roy, our President, Chief Executive Officer and Director, did not receive any compensation for his services on our Board of Directors or as a director of Crest Net Lease, Inc. (“Crest”), a wholly-owned subsidiary of Realty Income, during 2021. His compensation is reflected as part of the “Summary Compensation Table” on page 67. Ms. Kelly resigned from our Board of Directors

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Director Compensation
upon her election as our Executive Vice President, Chief Financial Officer and Treasurer in January 2021. Her compensation, including any compensation for her service on our Board of Directors prior to her resignation from our Board of Directors, is reflected as part of the “Summary Compensation Table” on page 67.
(2)
On May 18, 2021, the date of our 2021 Annual Meeting of Stockholders, each non-employee director who served at that time received 4,000 shares of restricted stock with a grant date fair value of $261,920 which is calculated by multiplying the 4,000 shares by the closing market price per share of our common stock on May 18, 2021 of $65.48, as prescribed by Accounting Standards Codification Topic 718. On November 1, 2021, upon election to the Board of Directors, Ms. Almodovar and Ms. Preusse each received 4,000 shares of restricted stock with a grant date fair value of $283,440, which is calculated by multiplying the 4,000 shares by the closing market price per share of our common stock on November 1, 2021 of $70.86 per share. All of these restricted stock grants vest according to the vesting schedule described above and include dividends paid from the date of grant.

(3)
Amount represents the annual retainer of $10,000 for serving as the director of Crest.

(4)
As of December 31, 2021, the non-employee directors did not hold any stock options. The following directors hold unvested restricted stock: Ms. Almodovar holds 4,000 shares, Ms. Brady holds 4,000 shares, Mr. Chapman holds 667 shares, Mr. Gilyard holds 8,001 shares, Ms. Hogan Preusse holds 4,000 shares, and Mr. Lopez holds 8,001 shares. The other non-employee directors did not hold any shares of restricted stock. As of December 31, 2021, Ms. Almodovar and Ms. Hogan Preusse also held deferred stock units covering 2,333 and 2,114 shares of our common stock respectively, reflecting deferred stock units in VEREIT that were converted to deferred stock units covering shares of our common stock in connection with our merger with VEREIT.

(5)
Ms. Brady was elected to our Board of Directors in May 2021. Mss. Almodovar and Hogan Preusse were elected to our Board of Directors in November 2021 following our merger with VEREIT. Their annual cash retainers are prorated to reflect their start dates.

Other Payments for Directors
The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Directors and Board committee meetings. Additionally, the members of our Board of Directors are reimbursed for expenses incurred in connection with attending continuing education programs and conferences to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Director Stock Ownership Guidelines
Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer of $25,000 paid to such director for service as a member of the Board of Directors, without reference to committee or chair service. The current stock ownership goal for each of our non-employee directors is five times their annual cash retainers as of December 31, 2021 of $25,000, or $125,000, divided by the closing price per share of our common stock as of December 31, 2021 of $71.59. This equals a minimum share ownership requirement of 1,746 shares.
All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of December 31, 2021, each director subject to the guidelines met or exceeded the stock ownership requirements.

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Information about our Executive Officers
The following table sets forth certain information as of the record date for the Annual Meeting of March 11, 2022 concerning our executive officers:
NAME AND CURRENT TITLE	AGE	BUSINESS EXPERIENCE
Sumit Roy President and Chief Executive Officer	52	Mr. Roy’s business experience is set forth in this Proxy Statement under “Director Nominees” on page 17.
Christie B. Kelly Executive Vice President, Chief Financial Officer, and Treasurer	60
Ms. Kelly served on our Board of Directors from November 2019 to January 19, 2021, at which time she resigned from the Company’s Board of Directors and assumed the role of Executive Vice President, Chief Financial Officer, and Treasurer. Prior to joining us, Ms. Kelly served as the Global Chief Financial Officer at Jones Lang LaSalle Incorporated (2013-2018), Executive Vice President and Chief Financial Officer at Duke Realty Corporation (2009-2013) and Senior Vice President, Global Real Estate at Lehman Brothers.

Neil M. Abraham Executive Vice President, Chief Strategy Officer and President, Realty Income International	51
Mr. Abraham has been our President, Realty Income International since January 2022 and Executive Vice President, Chief Strategy Officer since May 2018. He served as Executive Vice President, Chief Investment Officer from November 2015 to May 2018. Prior to that, he was our Senior Vice President, Investments, a position he held from April 2015 to November 2015. Prior to joining us, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at AllianceBernstein – Global Equities in New York (2007-2015). Prior to joining AllianceBernstein, he held positions as Associate Principal for McKinsey & Company, and Vice President, Fixed Income Derivatives at Salomon Brothers.

Mark E. Hagan Executive Vice President, Chief Investment Officer	55
Mr. Hagan has been our Executive Vice President, Chief Investment Officer since May 2018. Prior to joining us, Mr. Hagan served as Managing Director, Real Estate Investment Banking at RBC Capital Markets, LLC (2010-2018), Managing Director, Real Estate Investment Banking at Deutsche Bank Securities, Inc. (2005-2009), and Director, Real Estate Investment Banking at Merrill Lynch & Co., Inc. (1998-2005).

Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel and Secretary	54
Ms. Bushore has been our Executive Vice President, Chief Legal Officer, General Counsel and Secretary since February 2021. Prior to joining us, Ms. Bushore served as Executive Vice President, General Counsel, Chief Legal & Risk Officer and Corporate Secretary at Caesars Entertainment, Inc. (2018-2020), and Deputy General Counsel and Corporate Secretary at Monsanto (2013-2018), as well as Chief Legal Officer of The Climate Corporation. Earlier, she was in private practice with Latham & Watkins LLP.

Shannon Kehle Executive Vice President, Chief People Officer	48
Ms. Kehle has been our Executive Vice President, Chief People Officer since January 2022. She served as our Senior Vice President, Human Resources from January 2019 to December 2021, and as our Vice President, Human Resources from April 2014 to December 2018. Prior to joining us, Ms. Kehle worked in senior leadership human resources roles across diverse companies, including clean technology, online gaming, hospitality, and interactive media and technology.

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Information about our Executive Officers
NAME AND CURRENT TITLE	AGE	BUSINESS EXPERIENCE
Sean P. Nugent Senior Vice President, Controller and Principal Accounting Officer	49
Mr. Nugent has been our Senior Vice President, Controller and Principal Accounting Officer since January 2022. He joined us in 2006 and served as Accounting Manager before being promoted to Associate Vice President, Assistant Controller, in 2012, to Vice President, Controller in 2014 and to Senior Vice President, Controller in 2017. He served as our interim Principal Financial Officer and Treasurer from January 2020 to January 2021. Prior to joining us, Mr. Nugent worked in various accounting positions for a number of San Diego companies. Mr. Nugent is a licensed Certified Public Accountant in California.

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Executive Compensation
Compensation Discussion and Analysis
This section discusses the compensation policies and programs for the following executive officers and former executive officer of the Company (the named executive officers or NEOs):
NAME	CURRENT TITLE
Sumit Roy	President and Chief Executive Officer
Christie B. Kelly(1)	Executive Vice President, Chief Financial Officer and Treasurer
Neil M. Abraham	Executive Vice President, Chief Strategy Officer and President, Realty Income International
Mark E. Hagan	Executive Vice President, Chief Investment Officer
Michelle Bushore(2)	Executive Vice President, Chief Legal Officer, General Counsel and Secretary
Sean P. Nugent(1)	Senior Vice President and Controller, Former Interim Principal Financial Officer and Treasurer

(1)
Effective January 19, 2021, Ms. Kelly resigned from the Company’s Board of Directors and was appointed to the role of Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Nugent is included as a NEO since he served in the role of Interim Principal Financial Officer from January 30, 2020 until Ms. Kelly’s appointment in 2021. His 2021 base salary, cash incentive award and restricted stock award, each as disclosed in the tables that follow this section, were discretionary and based on the recommendation of our CEO and approved by the Compensation and Talent Committee in its February 17, 2021 meeting.

(2)
Effective February 8, 2021, Ms. Bushore joined the Company as our Executive Vice President, Chief Legal Officer, General Counsel and Secretary.

Executive Summary
The primary objectives of our compensation program are to:
Align the interests of management with those of stakeholders;

Link executive compensation to the Company’s short-term and long-term performance; and

Attract, motivate, and retain highly qualified executive officers through competitive compensation arrangements.

We continue to adhere to balanced compensation and corporate governance practices as set forth in the following table:
WHAT WE DO:	WHAT WE DO NOT DO:
DO align pay to performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	Do NOT allow for uncapped award opportunities
DO cap payouts for awards under our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP)	Do NOT provide any perquisites to our named executive officers
DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period on a relative basis	Do NOT permit executive officers or directors to pledge or hedge our securities
DO maintain stock ownership requirements for our directors, CEO, and other named executive officers	Do NOT incentivize excessive risk-taking

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Executive Compensation
WHAT WE DO:	WHAT WE DO NOT DO:
DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk-taking behavior	Do NOT pay accrued dividends on performance shares unless and until they vest
DO allow for the Board to “clawback” incentive compensation in the event of certain financial restatements or incentive miscalculations	Do NOT provide our named executive officers with tax gross-ups on perquisites or other benefits
DO employ the services of an independent compensation consultant that reports to the Compensation and Talent Committee of the Board of Directors	Do NOT provide for excise tax gross ups
DO grant performance-based equity, which is at-risk and not guaranteed	Do NOT provide supplemental or other retirement plans, other than a 401(k) plan
DO align certain ESG initiatives to individual performance goals, rigorously reviewed by the Compensation and Talent Committee of the Board of Directors	Do NOT have employment contracts with our NEOs
2021 Performance
2021 was a transformational year for Realty Income strategically and operationally. We closed our strategic merger with VEREIT in November 2021, the largest in our history. Through this merger, we added depth to our talent, further diversified our portfolio, and continued to enhance our size and scale, allowing us to execute large-scale transactions without creating concentration risk. Since the closing of the VEREIT merger, we have made significant strides in the integration of talent, technology and processes, with a focus on our “One Team” approach. Further, in conjunction with the VEREIT merger, we successfully completed the divestiture of substantially all of our office assets in the spin-off transaction of Orion Office REIT Inc., a newly formed, independent, and publicly traded REIT. In 2021, we also completed over $6.4 billion in selective property-level acquisitions, an all-time annual record for the Company, and expanded our international presence from the United Kingdom into Spain. We invested almost $2.6 billion in real estate in Europe, while raising an aggregate of £750 million in our debut Sterling-denominated green bond offering.
It is important to review and acknowledge the Company’s performance results for the year and management’s execution of our strategy to create long-term stockholder growth and support monthly dividend growth. We focused, and will continue to focus, on the following key areas when executing our strategy:
Completed merger with VEREIT, Inc. and divestiture of substantially all office assets

Expanded portfolio to over 11,100 properties with an enterprise value of over $57 billion with the completion of our merger with VEREIT.

Successfully completed the divestiture of substantially all of our office assets in a spin-off transaction with Orion Office REIT, Inc., a newly formed, independent, and publicly traded REIT (the “Orion Divestiture”).

Welcomed over 100 former VEREIT team members to our Realty Income One Team.

Continued our disciplined acquistion strategy, targeting well-located, freestanding, single-tenent commercial properties at favorable risk-adjusted returns.

We sourced $84.5 billion in real estate acquisition opportunities and remained selective in our investment strategy, acquiring $6.4 billion, excluding our merger with VEREIT, an all-time Company record, representing approximately 7.6% of the amount sourced.

We remained committed to diversifying our portfolio by client, industry, geography, and property type, while maintaining excellent credit quality in the portfolio. As of December 31, 2021,

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Executive Compensation
approximately 43% of our annualized contractual rent was generated from investment-grade clients, their subsidiaries or affiliated companies.
We expanded our international portfolio by completing our first real estate investments in Spain.

Actively managed our portfolio to further enhance stockholder value

We achieved a strong year-end occupancy of 98.5%.

We recaptured 103.4% of expiring rent on properties released during the year.

Released 394 units during 2021, of which 88% related to existing clients.

Delivered favorable earnings growth while maintaining a conservative balance sheet

Net income per share of $0.87 and AFFO per share increased 5.9% to $3.59 for 2021 compared to 2020, while increasing the amount of the dividend paid per share by 5.1% in December 2021 as compared to December 2020.

We ended the year with a fixed charge coverage ratio of 5.6x increasing our coverage by 0.5x compared to last year and achieved Net Debt/Annualized Pro Forma Adjusted EBITDAre of 5.3x.

Raised over $4.5 billion of equity capital, which consisted of over $3.2 billion related to the sale of common stock through our At-The-Market (“ATM”) Program, and £750 million of long-term fixed-rate debt, representing our debut Sterling-denominated green bond offering.

Remained well-positioned for 2022 with a conservative capital structure and strong liquidity, ending the year with approximately $1.7 billion of liquidity, which represents cash on hand and availability on our multi-currency revolving credit facility, net of borrowings under our commercial paper program.

We are pleased that our top industries of grocery stores, convenience stores, dollar stores, and drug stores, which comprise over 33% of our annualized contractual rent, and sell non-discretionary essential goods and were mostly unaffected by the pandemic. In addition, we collected 99.5% of contractual rent across our portfolio during the three months ended December 31, 2021. Our business operations led to growth in Normalized FFO, AFFO, and dividends, delivering favorable risk-adjusted returns for our stockholders. We remain positive on each of these top industries while also valuing the enhanced diversification as a byproduct of merging with the complementary VEREIT portfolio.
The Company’s positive performance results and successful execution of our strategy are significant contributors in determining the compensation awarded to our executives. Our compensation program is structured to effectively link compensation to the achievement of certain company performance metrics in order to create alignment with the interests of our stockholders. We believe our performance in 2021 demonstrates the effectiveness over time of the execution of our strategic business plan and the alignment of our compensation program with our philosophy of rewarding executives for enhancing long-term stockholder value.
In 2021, we delivered TSR of 24.0%, assuming reinvestment of dividends. The positive results for our stockholders in 2021 are a direct result of strong execution, including the execution of the transformational merger with VEREIT, across all areas of the business. Our business operations led to growth in earnings and dividends, delivering favorable risk-adjusted returns for our stockholders.
Please refer to Appendix A for a reconciliation of our non-GAAP measures.
Favorable Say-on-Pay Vote
We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. Our stockholders continue to express substantial support for the compensation of our named executive officers, as demonstrated by 95.1% of the votes cast in favor of the advisory say-on-pay vote at our 2021 annual meeting of stockholders. This continued support of our compensation program, as demonstrated below, reflects a strong alignment with the Company’s performance and long-term value creation for our stockholders. In 2021, we continued our practice of engaging and interacting with our stockholders

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Executive Compensation
through various means of communication. In this regard, we routinely interact with stockholders throughout the year about executive compensation and other matters.
Say-on-Pay Shareholder Support
Stockholders have approved the advisory say-on-pay vote during each year since say-on-pay has been effective in the U.S., dating back to 2011.
Compensation Process
In addition to say-on-pay vote results and other feedback from stockholders, the Compensation and Talent Committee considers other factors in evaluating our executive compensation programs, including but not limited to:
•
The Compensation and Talent Committee’s assessment of the alignment of our compensation program with our financial and operational objectives;

•
Retention and recognition of individual contribution towards our performance;

•
Recommendations provided by its independent consultant; and

•
A review of peer data.

Each factor is evaluated in the context of each Compensation and Talent Committee member’s duty to act in the Company’s best interests.
Compensation Consultant
In 2021, the Compensation and Talent Committee retained Ferguson Partners Consulting L.P. (“FPC”), a nationally known independent executive compensation and benefits consulting firm specializing in the real estate industry, to provide general executive compensation consulting services. In addition, the consultant performs special executive compensation projects and consulting services, as directed by the Compensation and Talent Committee.
The consulting services provided by FPC include:
Evaluating the current compensation program design and guidelines for named executive officers and assisting in structuring a compensation program that meets the objectives outlined by the Compensation and Talent Committee;

Evaluating the current compensation program for members of the Board of Directors;

Providing peer information to assist the Compensation and Talent Committee in selecting the appropriate peer group;

Benchmarking the compensation for the named executive officers against the appropriate peer group;

Identifying the appropriate mix of compensation components, including base salary, annual incentives, and short-term and long-term incentive compensation to ensure proper incentive alignment;

Conducting an annual independent risk assessment for the Compensation and Talent Committee to ensure that our executive compensation is appropriately structured;

Discussing market-based incentive programs, including performance metrics and targets, within our peer

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group companies, and providing guidance and recommendations for modifications to program elements to ensure competitiveness; and
Reviewing an overview of industry trends related to human capital across the entire real estate industry. FPC reports to the Compensation and Talent Committee and works with management as directed by the Compensation and Talent Committee. The Compensation and Talent Committee retains the right to terminate or replace FPC at any time. Pursuant to the Compensation and Talent Committee’s Charter, the Compensation and Talent Committee has the power to engage other consultants and advisors as required.

Through review and consultation with FPC, the Compensation and Talent Committee assessed the independence of FPC in light of, among other factors, the independence factors established by the NYSE. As a result of this assessment, the Compensation and Talent Committee has determined that FPC’s work raised no conflict of interest currently or during the year ended December 31, 2021.
Peer Group Data
The Compensation and Talent Committee uses comparison data from various companies it considers peers as a guide in its review and determination of base salaries, cash bonus payments, equity awards, and long-term performance awards. Prior to approving the 2021 incentive compensation program, the Compensation and Talent Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), as well as the appropriate mix of equity versus cash, short-term versus long-term, and performance-based versus time-based awards to be paid or granted for 2021 performance. The Compensation and Talent Committee evaluates whether the compensation elements and levels that are provided to our named executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at peer companies, in light of our performance relative to peers and in consideration of each named executive officer’s contribution to performance. This approach allows us to respond to competitive dynamics in the market and provides us with the flexibility to maintain and enhance our named executive officers’ engagement, focus, and motivation.
2021 Peer Group for 2021 Compensation Decisions
The Compensation and Talent Committee, with the help of FPC, annually reviews the composition of our peer group and the criteria and data used in compiling our peer group to ensure that each company’s size and operations remain comparable to ours. The peer group recommended by FPC in August 2020 and used by the Compensation and Talent Committee for setting 2021 compensation (the “2021 Peer Group”) consisted of the below 16 public real estate companies. The 2021 Peer Group remained unchanged from the peer group used for 2020 compensation decisions. Notably, the 2021 Peer Group included VEREIT as the selection of the 2021 Peer Group and the 2021 compensation decisions were made prior to the announcement of the merger with VEREIT.
2021 PEER GROUP (1)
Alexandria Real Estate Equities, Inc.	Kimco Realty Corporation
Avalon Bay Communities, Inc.	Public Storage
Boston Properties, Inc.	Simon Property Group, Inc.
Digital Realty Trust, Inc.	Ventas, Inc.
Equity Residential	VEREIT, Inc.*(2)
Essex Property Trust, Inc.	Vornado Realty Trust
Healthpeak Properties, Inc.	Welltower, Inc.
Host Hotels and Resorts, Inc.	W.P. Carey, Inc.*

*
Denotes a net lease peer

(1)
With the exception of our net lease peers, the remainder of the 2021 group consists of S&P 500 REITs.

(2)
The inclusion of VEREIT was determined prior to the announcement of the merger.

The companies in our 2021 Peer Group focus on a variety of asset classes with similar lease types, and are similar to us in size in terms of total market capitalization (common and preferred stock, partnership units

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Executive Compensation
convertible into stock and long and short-term debt) and equity market capitalization (common stock and convertible partnership units). The Compensation and Talent Committee believes that total market and equity market capitalization are the most relevant indicators of size for real estate companies, acknowledging that other industries may use different indicators like revenue. Using total market capitalization and equity market capitalization to determine peer groups is consistent with real estate industry practices. The companies were selected so that our total and equity market capitalization remained near the median of the peer group. The companies selected range from 0.4x to 2.1x our size based on total market capitalization, with the weighted average of 1.2x our size, and 69% of companies selected were below our size based on total market capitalization as further demonstrated in the 2021 Peer Group Comparison chart below. Following the completion of the VEREIT Transaction, we are larger than the 75th percentile of our 2021 Peer Group with respect to both total market capitalization and equity market capitalization.
2021 Peer Group Comparison (1)
(in billions)
(1)
As of December 31, 2020, the 2021 Peer Group had total market capitalization ranging from approximately $12.1 billion to $65.8 billion, placing us in the 69th percentile of our peer group. In terms of equity market capitalization, we were in the 63rd percentile of our peer group. Data sourced from S&P Global Market Intelligence as of December 31, 2020.

The Compensation and Talent Committee evaluates our peer group annually and may make adjustments to this peer group to reflect changes in the size or operations of the Company or our peers.
Management Involvement
In setting compensation for named executive officers in 2021, the Compensation and Talent Committee solicited input from the CEO concerning each of the named executive officers other than himself. In addition, from time to time, the Compensation and Talent Committee will direct management to work with the Compensation and Talent Committee’s consultant in providing proposals, program design, and compensation recommendations. Each year, the CEO provides the Compensation and Talent Committee with a report of the Company’s operating and financial results for the past fiscal year relative to the Company’s performance metrics. The CEO also discusses his personal assessment of individual performance of each of the other named executive officers. In addition, at the request of the Compensation and Talent Committee, the CEO makes recommendations regarding salary and incentive compensation awards for each named executive officer other than himself. The Compensation and Talent Committee considers these recommendations and other factors as discussed above in making the final determinations.
Elements of Compensation
In structuring executive compensation, the Compensation and Talent Committee considers how each component of compensation motivates performance, promotes retention, and creates long-term stockholder value. Base salaries are primarily intended to attract and retain highly qualified executives and to reward them for their continued service through performance of their core responsibilities of their role. Annual incentive cash payments, equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategic and operating objectives, and (iii) provide incentives to create long-term stockholder value. In addition to fostering retention and rewarding performance, our equity incentives are intended to align named executive officers’ long-term interests with the interests of the Company.

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Executive Compensation
The following table outlines the primary elements of our 2021 executive compensation program:
Incentive Programs and Performance Metrics
Each year, the Compensation and Talent Committee, with input from FPC, reviews the metrics underlying the short-term and long-term incentive programs, and considers various industry performance indicators, including GAAP and non-GAAP earnings metrics. The Compensation and Talent Committee believes that the current mix of operational, liquidity, and financial earning metrics used for the 2021 performance year aligns with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. In 2021, consistent with peer group compensation practices, the Compensation and Talent Committee maintained STIP and LTIP programs with maximum payouts at 200% of target, which required a corresponding level of rigor relative to projections to achieve maximum performance to further motivate and reward outstanding performance. The composition of our programs is weighted heavily in equity, at 67% tied to equity for our CEO, including a portion of compensation tied to long term, three-year performance.
Total Target Direct Compensation
The Compensation and Talent Committee worked with FPC to determine the levels of total target direct compensation to achieve the appropriate balance between (i) cash and equity compensation, (ii) long-term and short-term compensation, (iii) performance-based and time-based equity, and (iv) fixed and variable or at-risk compensation. As an initial reference point, the Compensation and Talent Committee reviewed the median benchmark of each executive as well as the aggregate level of total target direct compensation. This process allows the Compensation and Talent Committee to ensure pay is competitive for the individual and account for the individual’s tenure and experience, as well as ensure that the total amount for our executive team is reasonable. The Compensation and Talent Committee reviewed the median and aggregate total target direct compensation within our peer group based on market data provided in January 2021 by FPC. When establishing total target direct compensation levels for each named executive officer set forth below, the Compensation and Talent Committee gave consideration and special emphasis to each individual’s personal contributions to the organization, as well as skill sets, qualifications, and experience, seeking to incentivize high performing named executive officers with competitive pay. After review and consideration, the Compensation and Talent Committee approved the following total target direct compensation and structure for 2021 compensation. Total target direct compensation for 2021 was composed of (i) base salary, (ii) target annual short-term incentive opportunity (awarded in cash), (iii) performance shares, and (iv) the annual grant of time-based restricted shares.
For Mr. Roy, the Compensation and Talent Committee has taken a multi-year phase-in approach to bring his compensation into alignment with his peers. As a newly promoted CEO in 2018, Mr. Roy’s compensation was targeted at a lower relative pay level that generally aligned with the lower quartile of our peers. After demonstrating success over a multi-year period, the Compensation and Talent Committee has made adjustments to his pay, as reflected in his 2021 total target compensation, commensurate with his performance and our 2021 peer group. Mr. Roy’s 2021 total target direct compensation level, which was determined prior to our merger with VEREIT and, as a result, excludes the associated one-time performance share awards and cash bonus granted in November 2021 after closing the transaction, remained below the 2021 peer group median.

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Executive Compensation
Ms. Kelly’s new hire total target direct compensation level for 2021 was at approximately the 40th percentile of the peer group while Ms. Bushore’s new hire total target direct compensation level for 2021 was at approximately the 38th percentile of the peer group, in each case, excluding the one-time performance share awards and cash bonuses in connection with the VEREIT Transaction which were awarded November 2021 (as described in more detail below).
TOTAL TARGET DIRECT COMPENSATION
EXECUTIVE	2020	2021(1)
Sumit Roy	$7,500,000	$8,250,000
Christie B. Kelly	—	3,000,000
Neil M. Abraham	2,050,000	2,350,000
Mark E. Hagan	1,900,000	2,300,000
Michelle Bushore	—	2,100,000
Total	$11,450,000	$18,000,000

(1)
Excludes one-time performance share awards and cash bonuses in connection with the VEREIT Transaction.

CEO Total Target Direct Compensation
The Compensation and Talent Committee believes that a significant portion of executive compensation should be performance-based in order to best align management’s interests with the best interests of the Company. In 2021, approximately 71% of our CEO’s total target direct compensation consisted of compensation that is performance-based on achievement of certain objective performance metrics. For our CEO, the Compensation and Talent Committee used the following structure for determining the various elements of direct compensation payable for 2021:
(1)
Excludes one-time performance share awards and cash bonuses awarded in connection with the VEREIT Transaction.

Set forth below is a table that illustrates the application of the structure for 2021 compensation decisions for our CEO.
CEO ANNUAL CASH (1)		CEO ANNUAL EQUITY (1)		CEO TOTAL
ANNUAL SALARY	TARGET STIP CASH AWARD	TARGET LTIP PERFORMANCE SHARES	TIME-BASED LTIP RESTRICTED SHARES	TOTAL TARGET DIRECT COMPENSATION
$950,000	$1,750,000	$4,162,500	$1,387,500	$8,250,000

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Executive Compensation
CEO Compensation Mix
(1)
Excludes one-time performance share awards and cash bonuses in connection with the VEREIT Transaction.

General Note to Discussion of Pay Components
Some of the components of 2021 compensation disclosed in the following sections of this “Compensation Discussion and Analysis” section differ from the “Summary Compensation Table” on page 67. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while in our case, the Compensation and Talent Committee awards time-based restricted stock equity compensation after the performance year, upon the successful completion of the external year-end audit process. Therefore, time-based equity awards granted in February 2021 for the 2020 performance year are shown in the Summary Compensation Table as 2021 compensation. The time-based restricted stock equity awards for 2021 discussed in the following sections for all named executive officers will be included in the Summary Compensation Table in next year’s proxy statement.
Base Salaries
In connection with its review of fiscal 2020 performance, and in consideration of the increased responsibilities that come with our continued growth in both size and complexity, the Compensation and Talent Committee decided to increase the base salaries paid to our named executive officers commencing on January 1, 2021. When making its decision to increase 2021 salaries, the Compensation and Talent Committee sought to incentivize high-performing named executive officers with competitive pay. The increases to base salaries were approved to not only better align our named executive officers’ pay with competitive market pay practices, but also adjusted for individual experience, tenure, performance, and other qualitative factors. In the case of Mr. Roy, his base salary remained below the peer group median. The 2020 and 2021 annualized base salaries are reflected in the table below.
NAMED EXECUTIVE OFFICER		SALARIES FOR FISCAL YEAR
	PRINCIPAL POSITION IN 2021	2020	2021
Sumit Roy	President, Chief Executive Officer	$900,000	$950,000
Christie B. Kelly(1)	Executive Vice President, Chief Financial Officer, and Treasurer	—	600,000
Neil M. Abraham	Executive Vice President, Chief Strategy Officer(2)	475,000	500,000
Mark E. Hagan	Executive Vice President, Chief Investment Officer	430,000	475,000
Michelle Bushore(1)	Executive Vice President, Chief Legal Officer, General Counsel and Secretary	—	520,000

(1)
Ms. Kelly and Ms. Bushore joined the Company on January 19, 2021 and February 8, 2021, respectively. The base salaries set forth represent annualized salaries for 2021.

(2)
Mr. Abraham became our Executive Vice President, Chief Strategy Officer and President, Realty Income International effective January 1, 2022.

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Short-Term Incentive Program (STIP)
During February 2021, the Compensation and Talent Committee approved the 2021 STIP metrics, which is structured so that the named executive officers’ annual incentive awards closely align with the Company’s operating and financial performance. The components of the 2021 STIP were as follows:
Objective Company Performance Criteria – Weighted 70% Individual Performance – Weighted 30%

All of the compensation awarded under this program was at-risk.

No compensation was awarded for below-threshold performance and maximum payouts were capped at 200% of target.

Awards were paid entirely in the form of cash.

2021 STIP Performance Goals
AFFO per share
Why we believe this metric is important: We believe that AFFO per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO per share is included in the compensation program because it provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we determined that AFFO per share is an appropriate performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders per share.
How the Compensation and Talent Committee set the 2021 goal: At the time the goal was set, we projected AFFO per share in a range of $3.42 to $3.49, which did not contemplate our merger with VEREIT. Our 2021 target performance was set at $3.45 per share, or the midpoint of our performance benchmark range. The range of $0.03-$0.04 per share around target resulted in a threshold of $3.42 per share and a maximum of $3.49 per share. The threshold of $3.42 per share exceeded our generation of $3.39 in AFFO per share in 2020 by $0.03. The maximum score was set at the high end of our public guidance at the time the performance goals were set. Maximum performance would only be achieved if we exceeded the high end of such guidance.
How the Company performed against the goal: AFFO per share for 2021 was $3.57, exclusive of the VEREIT Transaction, as original projected AFFO per share range did not contemplate the VEREIT Transaction, resulting in an achievement of 200% of target. AFFO of $3.57 per share outperformed target primarily due to higher-than-anticipated 2021 acquisitions of $6.4 billion compared to the projection of over $3.25 billion. Acquisition growth continued to be challenging due to downward pressure on cap rates and general market factors in the real estate industry; therefore, attaining $6.4 billion in acquisitions required extensive research, discipline and a well-established strategy.
Fixed Charge Coverage Ratio
Why we believe this metric is important: The fixed charge coverage ratio measures the ability of our earnings to cover our fixed charges, such as debt payments and interest expense. This calculation, which is not based on GAAP measurements, is one of our note covenants presented to investors to show our ability to incur additional debt under the terms of our senior notes and bonds, and is not a measure of our liquidity or performance. In particular, fixed charge coverage ratio is included in the compensation program because it is a measure of our balance sheet strength, and of our ability to effectively and conservatively manage our outstanding debt levels.
How the Compensation and Talent Committee set the 2021 goal: Our fixed charge coverage ratio was 5.1x at December 31, 2020. As described further below, the Compensation and Talent Committee determined to maintain the 2020 maximum metric of 5.0x for 2021. In 2020, our fixed charge coverage ratio was favorably impacted by a particularly low interest rate environment which allowed us to issue certain debt at historically

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low rates. Additionally, the impact of the ongoing COVID-19 pandemic remained a variable outside of management’s control and provided for potential adverse volatility in this metric. The target (4.5x) and threshold (4.0x) metrics were separated by 0.5x.
How the Company performed against the goal: Our fixed charge coverage ratio at December 31, 2021 was 6.2x, exclusive of our merger with VEREIT, resulting in performance at maximum. When including our merger with VEREIT, our fixed charge coverage ratio was 5.6x, resulting in both metrics exceeding the maximum performance goal. Our metric exceeded the target primarily due to low global interest rates throughout 2021, which supported a reduction in our financing costs in 2021, as well as our increased issuance of Sterling-denominated notes to finance our global investment activity. In addition, we repaid $66.6 million in principal of high interest-bearing mortgage debt, and completed the early redemptions of $950 million in principal of 3.250% notes due October 2022 and $750 million in principal of 4.650% notes due August 2023. The early redemptions, coupled with our attractive borrowing rates supported by our credit ratings under our revolving credit facility, further drove improvement in our coverage ratio.
Portfolio Occupancy
Why we believe this metric is important: The stability of operating revenue is fundamental to the business model of any dividend-paying entity. Within the REIT industry, this takes the form of stability of rental revenue secured by clients occupying the portfolio’s real estate assets. As a result, maintaining a sufficiently high occupancy rate is of vital importance to the health of the Company’s business model and, as such, it is essential that we orient our operating strategy towards maximizing asset utilization as measured by the portfolio occupancy metric.
How the Compensation and Talent Committee set the 2021 goal: The Compensation and Talent Committee set 2021 target performance for portfolio occupancy at 97.9%, which was the level that was attained for 2020. For 2021, the Compensation and Talent Committee believed that attaining this same level of portfolio occupancy was challenging in light of the impact of COVID-19 and therefore determined to maintain the goal. Threshold was set at 97.2% portfolio occupancy, and maximum was set at 98.3% portfolio occupancy. In setting an occupancy target, the Compensation and Talent Committee considers many variables that impact the portfolio occupancy rate, including the lease expiration schedule, existing vacancy pool, industry trends, product mix of expiring and vacant properties, past vacant resolution activity, and expected market conditions. Given that some of these factors exhibit nonlinear variability, the Company’s past occupancy rates are only partially descriptive of future occupancy rates. For example, historical variability in acquisition volume can lead to uneven clustering of expiration schedules, creating short-term fluctuations in occupancy rates that are not necessarily indicative of long-term trends. Additionally, market shifts at the industry and client levels may carry disproportionate occupancy impact at the portfolio level. Only by accounting for the dynamics affecting each of these variables and by reforecasting occupancy expectations on a regular basis can we set reasonable targets that consider the primary drivers of resultant occupancy rates.
How the Company performed against the goal: Our portfolio occupancy at December 31, 2021 was 99.2%, excluding our merger with VEREIT, resulting in performance of 200% of target. Including our merger with VEREIT resulted in portfolio occupancy at 98.5%, exceeding maximum. Entering the 2021 year, our occupancy rate was 97.9% as we continued to face uncertainty related to COVID-19. As our clients adjusted to the environment throughout 2021, we continued to execute our proactive asset management strategy through favorable releasing and sales activity, enabling us to achieve strong 2021 year-end occupancy.
Objective Company Performance Criteria—70%
The Company performance criteria, weightings, and amounts that may be earned under the 2021 STIP, in addition to our actual performance and amounts earned for 2021 performance, are set forth in the following table:

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(1)
Total weighted payout prior to individual performance was 70%. Metrics exclude the VEREIT Transaction, aligning with how the 2021 performance metrics were established.

(2)
AFFO per share is defined as Funds from Operations adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings. Please refer to Appendix A on page 91 for a reconciliation of AFFO to net income.

(3)
Performance in excess of maximum goals was capped at 200% of target for that measure.

(4)
The calculated AFFO per share for 2021 was exclusive of the VEREIT Transaction as original projected AFFO per share did not contemplate the VEREIT Transaction.

The Compensation and Talent Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. The goal for AFFO per share metric for 2021 was consistent with our public guidance. The goal for portfolio occupancy, an operational metric, was lowered from 2020 given the uncertain impact of COVID-19, while the target goal for the fixed charge coverage ratio, a liquidity metric, was maintained at the same rate as 2020. These goals are established each year after reviewing the Company’s financial and operating projections, including the level of upcoming lease expirations. For the fixed charge coverage ratio, the Company attained maximum-level payouts. For portfolio occupancy ratio metrics, the Company attained maximum-level payouts. The Compensation and Talent Committee believes that these goals remain rigorous, requiring the Company to manage its capital structure thoughtfully, successfully access the capital markets, and actively resolve lease rollover to achieve payouts in excess of target for this metric.
Individual Performance – 30%
As a component of the STIP, individual performance is used by the Compensation and Talent Committee to reward individual performance objectives achieved. The Compensation and Talent Committee used the following process to assess individual performance and utilized discretion in assessing individual performance at the end of the performance year:
At the beginning of 2021, our Compensation and Talent Committee worked with the CEO to formulate his individual performance objectives for the year and reviewed with the CEO the performance objectives for the other named executive officers. Through this process, the individual performance objectives for our CEO and the other named executive officers are preset for the year. Performance objectives are defined and measurable, and the Compensation and Talent Committee assesses progress against the objectives throughout the year.

In November 2021, the Compensation and Talent Committee reviewed each named executive officer’s individual performance objectives.

The CEO evaluated each named executive officer’s performance, other than his own, and recommended to the Compensation and Talent Committee the percentages that should be earned under the individual performance component.

The Compensation and Talent Committee engaged in a discussion with the CEO regarding his recommendations and his assessments and made the final determination regarding this metric.

The Compensation and Talent Committee engaged in a review of the CEO’s performance as it relates

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to the Company’s performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under his individual performance component.
The Compensation and Talent Committee considered, discussed and decided to incorporate the recommendations provided by the CEO for the individual performance percentages for the named executive officers other than himself. The percentages earned under the individual performance metric and the material factors considered are set forth below.

Sumit Roy - 200%
Mr. Roy focused on the continued expansion of the platform with the completion of the strategic merger with VEREIT, which closed on November 1, 2021, and subsequent spin-off of substantially all of the office assets into a separate public company further advancing our strategic vision. As a result of the VEREIT Transaction, the Company expanded its portfolio from approximately 7,000 to over 11,100 properties leased to approximately 1,040 clients across 60 industries, and a combined company enterprise value of over $57 billion. The size of the Company also increased significantly, with its year-end market capitalization and total capitalization at 1.47 and 1.51 times, respectively, what they were just before the closing of the VEREIT Transaction. Through the merger, we added depth to our talent, diversified our portfolio, and continued to enhance our Company’s size and scale, allowing us to execute large-scale transactions without creating concentration risk. The merger will offer meaningful accretion in year one and will allow for ongoing value creation through the refinancing of VEREIT’s outstanding debt. Additionally, the Company expanded its international presence from the United Kingdom into Spain, investing $2.6 billion in real estate, raising £750 million in our debut Sterling Green Bond Offering, solidifying our talent profile and expanding our acquisitions, legal, and finance capabilities. In parallel, our core US-based business invested a record $6.4 billion alongside another strong year of portfolio occupancy despite continuing, albeit diminishing, challenges brought on by the COVID-19 pandemic, with our theater and health club clients slowly recovering. A new Chief Financial Officer and Chief Legal Officer were added to senior management, further enhancing the breadth and depth of our team. Progress has been made expanding our ESG efforts in establishing our green financing framework, partnering with clients to promote environmentally stable projects, and focusing efforts on DE&I education and inclusion. The Compensation and Talent Committee determined that Mr. Roy’s performance far exceeded his objectives.

Christie B. Kelly - 150%
Ms. Kelly’s objectives focused on leadership, growth, and achieving strategic financial goals, including the completion of the VEREIT Transaction. In the area of leadership, Ms. Kelly developed and positioned our finance and technology team members for continued success throughout 2021 and beyond with a focus on building functional depth and breadth, creating shared objectives while achieving greater collaboration during the pandemic. Ms. Kelly partnered with the leadership team to successfully welcome and integrate new VEREIT team members into Realty Income’s One Team. She promoted ESG objectives while pursuing our Realty Income Purpose, Mission, Vision and Values via leading the execution of the first green bond in the triple net lease space. She also created company forums designed by cross-functional team members to promote teamwork and DE&I objectives, including features regarding women in leadership and change management in partnership with Realty Income leaders and the Board of Directors. To accomplish growth objectives, Ms. Kelly supported our CEO, leadership team, and colleagues in achieving a record year of performance while leading our VEREIT integration. Her financial objectives were accomplished by achieving 5.9% AFFO per share annual growth; raising approximately $5.5 billion of competitively priced capital, including two Sterling-denominated senior note offerings; achieving 5.3x Net Debt to annualized pro forma adjusted EBITDAre; and consummating the VEREIT Transaction. Based on the foregoing, the Compensation and Talent Committee determined that her performance exceeded her objectives.

Neil M. Abraham - 200%
Mr. Abraham focused on a number of key initiatives for the year, including growing the Company’s international platform, continuing to scale the Company’s predictive analytics capabilities, and closing the VEREIT Transaction and the subsequent integration of VEREIT with and into the Company. Mr. Abraham continued to drive international investments in 2021, achieving acquisitions of $2.6 billion, expanding into Spain, and establishing Realty Income as a leader in the pan-European net lease space. He led his team to focus on employee engagement through change management, communication, and

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professional development. Mr. Abraham also worked closely with other departments on strategies to expand the Company’s investable universe by using big data, machine learning and predictive analytics to identify attractive acquisition and re-development opportunities. He remains committed to advancing our DE&I and ESG objectives and initiatives. In 2021, this included participating in the Company’s relationship with new philanthropic partners focused on youth through skills-focused internships or developmental programs, and identifying ways to invest in renewable energy projects on the Company’s owned properties. The Compensation and Talent Committee determined that his performance far exceeded his objectives.

Mark E. Hagan - 200%
Mr. Hagan successfully executed our investment strategy in 2021, driving the acquisition of approximately $6.4 billion of high-quality real estate properties at attractive yields, while remaining selective and disciplined with our investment strategy. This level of property acquisitions marked the highest in the Company’s history when excluding mergers and acquisitions. Mr. Hagan also had an instrumental leadership role in the formulation and execution of the Company’s approximately $17 billion strategic merger with VEREIT, which closed on November 1, 2021, including the concurrent separation of the combined companies’ office portfolio. Mr. Hagan’s other key objectives included acquisition process efficiency, employee engagement and leadership/talent development. Mr. Hagan drove an initiative to enhance the efficiency of property acquisition workflows throughout the relevant functions, better positioning the team and Company to have the efficiency and scalability to generate greater investment volumes. Mr. Hagan furthered employee engagement by focusing on communication, connectivity, collaboration, inclusion, and a healthy work life balance; all of which were of paramount importance given the record acquisition volume during the year, the strategic merger with VEREIT and resulting addition and integration of new team members, and the continued remote work environment due to COVID-19. The Compensation and Talent Committee determined that his performance far exceeded his objectives.

Michelle Bushore - 175%
Ms. Bushore’s objectives focused on strategy, growth, and leadership. In the areas of strategy and growth, to accomplish domestic growth objectives, Ms. Bushore supported our CEO, leadership team, and colleagues in achieving a record year of performance while leading the legal aspect of the VEREIT Transaction. Ms. Bushore focused on international growth, as we expanded further throughout the U.K. and into Spain while expanding our legal entity structure and revising diligence processes to mitigate potential risks. During 2021, Ms. Bushore championed the Sustainability Department through broadening the depth, structure, and rigor relating to ESG topics, including the release of our initial Sustainability Report and engagement with our stockholders and regulatory bodies on ESG topics and strategic initiatives. In leadership, Ms. Bushore positively promoted the continued development of key employees internally and the infrastructure of the legal and sustainability departments within the organization. She successfully provided oversight and legal expertise for our approximately $17 billion acquisition of VEREIT, the $6.4 billion of other acquisitions closed during the year, and approximately $4.5 billion of capital raised. Based on the foregoing, the Compensation and Talent Committee determined that her performance exceeded her objectives.
The incentive opportunities and the total actual incentive award earned by each named executive officer for 2021 under the STIP are set forth in the table below. The 2021 target incentive opportunities were intended to be between 15% and 21% of each individual’s 2021 total target direct compensation level. The earned incentive award was paid in cash in February 2022.
2021 Incentive Opportunities and Earned Incentive Compensation under the STIP
	INCENTIVE OPPORTUNITY		EARNED INCENTIVE COMPENSATION
NAMED EXECUTIVE OFFICER	TARGET ANNUAL INCENTIVE(1)	MAXIMUM ANNUAL INCENTIVE(1)	PERCENTAGE OF TARGET EARNED(2)	PERCENTAGE OF MAXIMUM EARNED(2)	ACTUAL 2021 INCENTIVE EARNED
Sumit Roy	$1,750,000	$3,500,000	200.0%	100.0%	$3,500,000
Christie B. Kelly	600,000	1,200,000	185.0%	92.5%	1,110,000
Neil M. Abraham	440,000	880,000	200.0%	100.0%	880,000

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	INCENTIVE OPPORTUNITY		EARNED INCENTIVE COMPENSATION
NAMED EXECUTIVE OFFICER	TARGET ANNUAL INCENTIVE(1)	MAXIMUM ANNUAL INCENTIVE(1)	PERCENTAGE OF TARGET EARNED(2)	PERCENTAGE OF MAXIMUM EARNED(2)	ACTUAL 2021 INCENTIVE EARNED
Mark E. Hagan	445,000	890,000	200.0%	100.0%	890,000
Michelle Bushore	320,000	640,000	192.5%	96.3%	616,000

(1)
The maximum annual incentive is equal to 200% of target, and threshold annual incentive is equal to 50% of target. No compensation is awarded for below-threshold performance.

(2)
Captures the weighted average percentage achieved based on the Company performance criteria and the individual performance criteria.

Long-Term Incentive Program (LTIP)
During February 2021, the Compensation and Talent Committee approved the grant of 2021-2023 performance shares to each named executive officer. Consistent with prior LTIP performance share awards, there is a three-year performance period and one-year time vesting period following the performance period. The following is a summary of the key metrics criteria and terms:
Relative TSR Performance – Weighted 70% Net Debt-to-Pro Forma Adjusted EBITDAre Ratio – Weighted 15% Dividend per Share Growth Rate – Weighted 15%

Long-term performance shares were awarded in February 2021 and will be earned based on our performance over the three-year period from January 2021 to December 2023.

No compensation is awarded for below-threshold performance and maximum goals are capped at 200% of target.

50% of the performance shares earned based on the achievement of the performance goals during the 2021-2023 performance period will vest on January 1, 2024, and the remaining 50% will vest on January 1, 2025, subject to continued service with the Company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.

The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned, if any, as if the shares had been outstanding from January 1, 2021 through the date on which the shares are issued.

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Executive Compensation
Specifically, the performance measures and weightings for the 2021-2023 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:

3-Year Cliff Vesting if Future Relative Performance Hurdle Achieved
1-Year Post-Vesting Holding Period

Weight	Metric	RESULT	HURDLES
70%	TSR ranking relative to MSCI US REIT Index[2]	Threshold[1]	35th Percentile (50% of Target PSU Grant)
		Target	55th Percentile (100% of Target PSU Grant)
		Maximum[1]	80th Percentile or Greater (200% of Target PSU Grant)
15%	Dividend per share growth rate	Threshold[1]	2.0% (50% of Target PSU Grant)
		Target	4.0% (100% of Target PSU Grant)
		Maximum[1]	6.0% (200% of Target PSU Grant)
15%	Net Debt-to-Pro Forma Adjusted EBITDA*re* Ratio[3]	Threshold[1]	6.1x (50% of Target PSU Grant)
		Target	5.75x (100% of Target PSU Grant)
		Maximum[1]	5.5x or Less (200% of Target PSU Grant)

(1)
The maximum number of performance shares earned is equal to 200% of target, and threshold annual incentive is equal to 50% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.

(2)
TSR is calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price as of the beginning of the performance period.

(3)
The National Association of Real Estate Investment Trust (Nareit) came to the conclusion that a Nareit-defined EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) would provide investors with a consistent measure to help make investment decisions among REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gains and losses, as described below (which is consistent with our previous calculations of “Adjusted EBITDAre”). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter, as annualized earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) loss on extinguishment of debt (if applicable), (iii) income and franchise taxes, (iv) real estate depreciation and amortization, (v) provisions for impairment, (vi) gain on sales of real estate, (vii) foreign currency and derivative gains and losses, net, and, as applicable in the current period, (viii) executive severance charges (if applicable), (ix) merger related costs (if applicable), and (x) annualized pro forma adjustments. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre including adjustments to incorporate operating income from properties we acquired or stabilized during the applicable quarter and to remove operating income from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. The pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. Our ratio of net debt-to-Pro Forma Adjusted EBITDAre, which is used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, less cash and cash equivalents), divided by annualized Pro Forma Adjusted EBITDAre.

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2021 LTIP Performance Goals
TSR ranking relative to MSCI US REIT Index
Why we believe this metric is important: TSR relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows us to reward executives for performance relative to companies with similar business models and includes a diverse blend of REITs with various sizes.
How the Compensation and Talent Committee set the 2021 goal: We are a member of the MSCI US REIT Index, which is a broad REIT index used to measure performance between REITs within and across the subsectors. There are many ways to compare our performance to this index. The Compensation and Talent Committee analyzed the various methods and determined that comparisons on a percentile basis, was widely used in the marketplace and appropriate for evaluating our performance during the 2021-2023 performance period. The Compensation and Talent Committee believes that these goals remain rigorous, specifically the relative TSR metric requires the Company to outperform the indices to even achieve payouts at target. The relative TSR metric rewards management for outperformance relative to the Real Estate sector, which is targeted at the 55th percentile. Relative outperformance relative to the U.S. REIT benchmarks provides stockholders with value even during years where the Company’s absolute TSR may be negative due to macroeconomic conditions outside of management’s control, such as rising interest rates.
Dividend per share Growth Rate
Why we believe this metric is important: Part of our annual mission statement is to increase the monthly dividend over time. Accordingly, management believes that increasing the dividend per share growth rate is a core metric for compensation. We have continued our 53-year policy of paying monthly dividends and, through January 2022, paid 97 consecutive quarterly dividend increases and increased the dividend 114 times since our listing on the NYSE in 1994. The dividend per share growth rate metric requires the Company to manage its capital structure thoughtfully and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
How the Compensation and Talent Committee set the 2021 goal: The Compensation and Talent Committee set 2021 target performance for dividend per share growth rate at 4.0%, consistent with what it felt investors would seek in this market environment and our long-term strategic objectives. Threshold was set at a 2.0% dividend growth rate and maximum was set at a 6.0% dividend per share growth rate. Balancing our dividend per share growth with our earnings projections is challenging, due to market factors, which can have a direct impact on how and to what extent our earnings and the dividend grows.
Net Debt-to-Pro Forma Adjusted EBITDAre Ratio
Why we believe this metric is important: Management believes Pro Forma Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it is widely followed by industry analysts, lenders and

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investors. Management also believes the use of an annualized quarterly Pro Forma Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented by adjusting operating income from properties we acquired or stabilized during the applicable quarter and to remove operating income from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Pro Forma Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Refer to Appendix A on page 91 for a reconciliation of Pro Forma Adjusted EBITDAre to net income. The Net Debt-to-Pro Forma Adjusted EBITDAre Ratio is included as a metric in our compensation program since management believes it measures our ability to pay off our debt and provides investors with a gauge of how long it would take for us to pay off our debt.
How the Compensation and Talent Committee set the 2021 goal: The Compensation and Talent Committee considered the optimal level of leverage to achieve investor returns, while balancing that with leverage levels deemed appropriate for our credit ratings level. The threshold (6.1x) and target (5.75x) performance metrics were separated by 0.35x. The target (5.75x) and maximum (5.5x or less) performance metrics were separated by 0.25x. Net Debt-to-Pro Forma Adjusted EBITDAre for 2021 was 5.3x. Our metric currently exceeds the target primarily due to prudent and conservative balance sheet management. Similar to our fixed charge coverage ratio metric, maintaining a favorable Net Debt-to-Adjusted EBITDAre Ratio is difficult in an unpredictable capital markets environment.
The Net Debt-to-Pro Forma Adjusted EBITDAre ratio and dividend per share growth rate metrics require the Company to manage its capital structure thoughtfully, and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
The long-term performance shares granted in February 2021 to our named executive officers are as follows:
NAMED EXECUTIVE OFFICER	PERFORMANCE SHARE TARGET DOLLAR VALUE	PERFORMANCE SHARES GRANTED AT TARGET(1)
Sumit Roy	$4,162,500	72,084
Christie B. Kelly	1,350,000	23,378
Neil M. Abraham	1,057,500	18,313
Mark E. Hagan	1,035,000	17,923
Michelle Bushore	945,000	16,365

(1)
The number of performance shares granted at target value reflect the grant date fair value of $60.09 per share (excluding the dividend equivalent rights (“DERs”)), using a multifactor Monte Carlo simulation model for the market condition associated with the TSR performance goal, valued at $41.56 per share, plus $18.53 per share for the two performance conditions of Net Debt-to-Adjusted EBITDAre ratio and dividend growth rate for all NEOs. The number of performance shares have also been adjusted to reflect the VEREIT Transaction. The adjustment is based on the ratio of the five-day volume weighted average per-share price of Realty Income common stock prior to the Orion Divestiture on November 12, 2021, divided by the five-day volume weighted average per-share of Realty Income common stock following the Orion Divestiture, resulting in an adjustment factor of approximately 1.002342.

Time-Based Restricted Shares
The Compensation and Talent Committee grants time-based restricted share awards on an annual basis which are designed to: (i) increase the named executive officers’ common stock ownership, (ii) motivate our named executive officers to improve long-term common stock price performance, (iii) align the named executive officers’ interests with the best interests of the Company, and (iv) operate as a retention mechanism for key members of management.
In connection with the determination of the 2021 compensation program, the Compensation and Talent Committee proposed initial 2021 time-based restricted share award values to be granted in February 2022. The proposed time-based award values for all NEOs were reviewed and approved on February 14, 2022 and

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will vest evenly over four years commencing on January 1 of the year following the grant. The time-based restricted shares granted are as follows:
NAMED EXECUTIVE OFFICER	RESTRICTED SHARE DOLLAR VALUE	TIME-BASED RESTRICTED SHARES GRANTED(1)
Sumit Roy	$1,387,500	20,743
Christie B. Kelly	450,000	6,727
Neil M. Abraham	352,500	5,270
Mark E. Hagan	345,000	5,158
Michelle Bushore	315,000	4,709

(1)
Time-based restricted shares reflect the actual number of shares that were granted by the Compensation and Talent Committee on February 14, 2022 for all NEOs. The number of time-based restricted shares was calculated by dividing the dollar value authorized by the Compensation and Talent Committee by the closing price per share of our common stock on the date of grant, February 14, 2022, of $66.89, and rounded to the nearest whole number.

Restricted Shares Granted in February 2021 for 2020 Performance
Our time-vesting, restricted share and restricted share unit awards are typically granted after fiscal year-end in recognition of the Company’s prior year performance under the performance metrics for that year. For a discussion of restricted share awards granted in February 2021, which were intended to be compensation for 2020, see page 69 of the Company’s 2021 Proxy Statement filed with the SEC on April 1, 2021 and the Grants of Plan-Based Awards table of this Proxy Statement.
Restricted Share Vesting
Our restricted shares and restricted share units typically vest 25% per year on each January 1 following the grant date, but are subject to accelerated vesting in the event of retirement, which, with the exception of Ms. Kelly, is defined as a voluntary termination of employment by persons who are at least 60 years of age and who have provided at least ten years of service to the Company. Retirement may occur for Ms. Kelly when the sum of Ms. Kelly’s age and consecutive years of service equals or exceeds 65 and Ms. Kelly has completed at least three consecutive years of service. The Compensation and Talent Committee believes that this vesting approach is (i) consistent with market practices, (ii) easy to administer, and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.
One-Time Performance Share Awards and Cash Bonuses for the VEREIT Transaction
On November 15, 2021, the Compensation and Talent Committee approved a one-time grant of performance share awards and a one-time cash bonus to certain of our named executive officers in connection with the completion of the VEREIT Transaction, including the Orion Divestiture.
Historically, the Compensation and Talent Committee has only granted one-time awards in connection with promotions, the commencement of employment, or for exceptional performance. The Compensation and Talent Committee believes that granting one-time awards should be for extraordinary events only and that the VEREIT Transaction should be classified as such.
These awards were made to reward the executives for the successful consummation of the transformational VEREIT Transaction and were intended to retain and motivate the executives to achieve optimal synergies and incentivize further growth from the merger.
As a result of the VEREIT Transaction, the Company increased its portfolio by over 50%, growing its number of properties from approximately 7,000 to approximately 11,100. The size of the Company also increased significantly, with its year-end market capitalization and total capitalization at 1.47 and 1.51 times, respectively, what they were just before the closing of the VEREIT Transaction.

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Executive Compensation
In light of the transformative acquisition of VEREIT, the Compensation and Talent Committee determined to grant our named executive officers equity awards for the extraordinary work put into successfully closing the VEREIT Transaction and to also continue the critical work of integrating the two companies and ensuring the strategic combination with VEREIT is a success, while retaining top talent. As such, the Compensation and Talent Committee determined to grant certain of our named executive officers equity awards based 100% on one and two-year forward-looking performance objectives that are focused on our integration efforts with additional service-based vesting. In addition, in order to further urge retention, certain of our named executive officers were granted a cash bonus award which is paid in two separate payments (the first of which was paid following the closing of the VEREIT Transaction and the second of which will be paid following the six-month anniversary of the closing, subject to the applicable executive’s continued employment on the payment date).
The following is a summary of the key criteria and terms:
One-time performance shares were awarded in November 2021 and will be earned based on our performance over a one-year period beginning January 1, 2022 and ending on December 31, 2022 (with respect to AFFO accretion targets) and a two-year period beginning on January 1, 2022 ending on December 31, 2023 (with respect to general and administrative expense synergies), each a “Performance Period.”

Our named executive officers are eligible to vest in a number of performance shares ranging from 80% to 100% of the total performance shares granted, based on the achievement of the performance goals described below. No compensation will be awarded for below-threshold performance.

50% of the performance shares earned based on the achievement of the performance goals during the applicable Performance Period will vest upon the completion of the Performance Period, and the remaining 50% will vest on the one-year anniversary of the completion of the applicable

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Executive Compensation
Performance Period, in each case, subject to continued service with the Company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.
The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends paid by us on vested performance shares. The named executive officers will not be entitled to any payment in respect to dividend equivalents underlying performance shares that do not vest for any reason.

50% of each cash bonus was paid to the applicable named executive officer within 30 days following the closing of the VEREIT Transaction and the remaining 50% will be paid within 30 days following the six-month anniversary of the closing the VEREIT Transaction, subject to the applicable executive’s continued employment on the payment date.

Specifically, the performance measures and weightings for the one-time performance shares for the VEREIT Transaction are based on the following objective performance measures, each of which are measured over applicable Performance Period:

Vesting if Future Relative Performance Hurdle Achieved
1-Year Post-Vesting Holding Period

Weight	Metric	RESULT	HURDLES
50%	**AFFO per share Accretion**[1]	Threshold[2]	9.0% (80% of Target PSU Grant)
		Target	9.5% (90% of Target PSU Grant)
		Maximum[2]	10% (100% of Target PSU Grant)
50%	**General and Administrative Expense Synergies**[3]	Threshold[2]	$45 million (80% of Target PSU Grant)
		Target	$47.5 million (90% of Target PSU Grant)
		Maximum[2]	$50 million (100% of Target PSU Grant)

(1)
Measured over a performance period from January 1, 2022 to December 31, 2022.

(2)
The maximum number of performance shares earned is equal to 100% of target, and threshold annual incentive is equal to 80% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.

(3)
Measured over a performance period from January 1, 2022 to December 31, 2023.

The one-time performance shares granted in November 2021 to the below named executive officers are as follows:
NAMED EXECUTIVE OFFICER	PERFORMANCE SHARE TARGET DOLLAR VALUE(1)	PERFORMANCE SHARES GRANTED AT TARGET(2)
Sumit Roy	$2,025,000	28,465
Christie B. Kelly	607,500	8,539
Neil M. Abraham	607,500	8,539
Mark E. Hagan	641,250	9,014
Michelle Bushore	607,500	8,539

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Executive Compensation
(1)
The performance share target dollar values and performance shares granted at target reflect 90% of the maximum award.

(2)
The number of performance shares granted at target value reflect 90% of the total number shares the named executive officers are eligible to earn.

The one-time cash bonuses granted in November 2021 to the below named executive officers are as follows:
NAMED EXECUTIVE OFFICER	CASH BONUS AMOUNT
Sumit Roy	$750,000
Christie B. Kelly	225,000
Neil M. Abraham	225,000
Mark E. Hagan	237,500
Michelle Bushore	225,000
As these VEREIT Transaction awards were granted in 2021 and are one-time in nature, the Summary Compensation Table values for this year will appear significantly higher than those in 2020. As such, in order to clearly depict compensation for 2021, we have prepared a supplemental Summary Compensation Table that illustrates pay for our named executive officers as reported and the total value when excluding the one-time VEREIT Transaction awards to help contextualize the normalized value of 2021 compensation.
	AS REPORTED IN THE SUMMARY COMPENSATION TABLE							ONE-TIME AWARDS
NAMED EXECUTIVE OFFICER	YEAR	SALARY	BONUS	STOCK AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL	BONUS	STOCK AWARDS	TOTAL COMPENSATION EXCL. ONE-TIME AWARDS
Sumit Roy	2021	$950,000	$375,000	$7,596,215	$3,500,000	$439,796	$12,861,011	($375,000)	($2,025,000)	$10,461,011
	2020	900,000	—	4,867,776	1,742,222	277,649	7,787,647	—	—	7,787,647
	2019	850,000	—	3,631,122	2,863,438	169,801	7,514,361	—	—	7,514,361
Christie B. Kelly	2021	570,769	112,500	2,008,971	1,110,000	63,612	3,865,852	(112,500)	(607,500)	3,145,852
Neil M. Abraham	2021	500,000	112,500	1,992,351	880,000	189,895	3,674,746	(112,500)	(607,500)	2,954,746
	2020	475,000	—	1,142,408	452,146	124,199	2,193,753	—	—	2,193,753
	2019	410,000	—	988,353	813,313	45,010	2,256,676	—	—	2,256,676
Mark E. Hagan	2021	475,000	118,750	1,976,974	890,000	93,628	3,554,352	(118,750)	(641,250)	2,794,352
	2020	430,000	—	1,044,585	456,403	10,068	1,941,056	—	—	1,941,056
	2019	410,000	—	909,664	730,750	9,918	2,060,332	—	—	2,060,332
Michelle Bushore	2021	467,000	112,500	1,688,540	616,000	71,175	2,955,215	(112,500)	(607,500)	2,235,215
2019 LTIP Award Payout
In February 2022, the Compensation and Talent Committee certified the achievement for the 2019-2021 performance shares that were granted in February 2019, based on our performance relative to the following metrics during the three-year performance period ending December 31, 2021:
PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%	2021 ACTUAL	% EARNED
TSR ranking relative to MSCI US REIT Index	45%	35th Percentile	55th Percentile	80th Percentile (or greater)	44th Percentile	73.0%
TSR ranking relative to J.P. Morgan Net Lease Peer Group	26%	35th Percentile	55th Percentile	80th Percentile (or greater)	36th Percentile	53.3%
Debt-to- Adjusted EBITDAre Ratio(1)	13%	6.1x	5.75x	5.5x (or less)	5.5x	200.0%
Dividend Per Share Growth Rate	16%	2%	6%	10%	7.7%	142.5%
Total Weighted Payout						95.7%

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Executive Compensation
(1)
For the 2019 LTIP performance share awards, cash and cash equivalents are not excluded in the calculation of the Debt-to-Adjusted EBITDAre ratio. In addition, on February 14, 2022, as a result of the VEREIT Transaction, the Compensation and Talent Committee interpreted the Debt-to-Adjusted EBITDAre ratio such that it annualized earnings before interest taxes depreciation and amortization resulting from the VEREIT Transaction and eliminated the impact of unamortized net premiums and unamortized deferred financing costs, which resulted in a modification of the awards. The incremental fair value for these awards resulting from the VEREIT Transaction will be reported as compensation for 2022 in the Company’s 2023 proxy statement.

For purposes of these metrics, TSR was calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, December 31, 2021, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2018. Based on overall achievement above target performance levels, each named executive officer received 95.7% of the target shares granted. Fifty percent of the performance shares earned were issued as common stock that immediately vested. The remaining 50% are units subject to time vesting through January 1, 2023. The following table sets forth the performance shares earned by each NEO under the 2019 LTIP. Mses. Kelly and Bushore did not receive a 2019 LTIP award payout, as they were not employees during that performance year.
NAMED EXECUTIVE OFFICER	TARGET PERFORMANCE SHARES GRANTED(1)	PERFORMANCE SHARES EARNED
Sumit Roy	50,966	48,761
Neil M. Abraham	12,964	12,403
Mark E. Hagan	12,041	11,520

(1)
The number of target performance shares have been adjusted to reflect the VEREIT Transaction. In connection with the Orion Divestiture, each performance award outstanding at November 12, 2021 was entitled to an equitable adjustment based on the ratio of the five-day volume weighted average per-share price of Realty Income common stock prior to the Orion Divestiture divided by the five-day volume weighted average per-share of Realty Income common stock following the Orion Divestiture, resulting in an adjustment factor of approximately 1.002342. This equitable adjustment did not result in any incremental fair value under ASC Topic 718.

2022 Incentive Program
In February 2022, following consultation with and based on the recommendations of FPC, the Compensation and Talent Committee approved changes to the design of the LTIP programs applicable to the Company’s executive officers for 2022. The target amounts under the 2022 STIP and LTIP programs are set forth in the following table:
EXECUTIVE OFFICER	2022 BASE SALARY	2022 TARGET STIP(1)	2022 TARGET LTIP(2)	2022 TOTAL TARGET COMPENSATION
Sumit Roy	$1,000,000	$2,498,000	$7,102,000	$10,600,000
Christie B. Kelly	620,000	620,000	1,860,000	3,100,000
Neil M. Abraham	600,000	602,500	2,047,500	3,250,000
Mark E. Hagan	600,000	584,000	2,016,000	3,200,000
Michelle Bushore	550,000	438,000	1,612,000	2,600,000

(1)
The 2022 STIP will be awarded entirely in cash.

(2)
The 2022 LTIP consists of awards of performance shares and time-vesting restricted stock or RSUs. Approximately 75% of the NEOs’ 2022 LTIP opportunity is in the form of performance shares and 25% is in the form of time-vesting restricted stock.

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Executive Compensation
The performance categories under the 2022 STIP remain the same as they were for 2021.
Specifically, the performance measures and weightings for the 2022-2024 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:
PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%
TSR ranking relative to MSCI US REIT Index	55%	30th Percentile	55th Percentile	80th Percentile (or greater)
Dividend per share Growth Rate	20%	3.0%	5.0%	7.0%
Net Debt-to-Pro Forma Adjusted EBITDAre Ratio	25%	6.1x	5.75x	5.5x (or less)
Severance and Change in Control Arrangements
Effective as of January 15, 2019, the Compensation and Talent Committee adopted the Company’s Executive Severance Plan (the “Severance Plan”), which provides severance compensation upon the occurrence of certain events. In addition, our award agreements provide certain rights in connection with a change in control and certain terminations of employment.
The following is a list of the scenarios under which the named executive officers have rights to receive severance compensation.
Qualifying Termination

Change in Control Termination

Death

Disability

Further detail surrounding the payments and benefits upon the occurrence of each scenario can be found in the section titled “Potential Payments Upon Termination or Change in Control” on page 72. The Compensation and Talent Committee believes these benefits are reasonable. The payments and benefit levels under the Severance Plan did not influence and were not influenced by other elements of compensation. The Severance Plan was designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity, (iii) align with market practices, and (iv) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.
Other Benefits and Policies
We provide medical and other benefits to our named executive officers that are similar to those benefits offered to all of our full-time employees, including a 401(k) plan with a matching contribution by the Company, life insurance, and coverage under a health and disability insurance program.
Executive Stock Ownership Requirements
Effective January 1, 2013, the Board of Directors implemented stock ownership requirements for the Company’s CEO and the Company’s executive officers with a position of executive vice president and above to closely align the interests of these individuals with the Company. The minimum share requirement is five times base salary for our CEO and three times base salary for the other executive officers that are named executive officers using their salary on January 1, 2013 or the date they became subject to the stock ownership requirements. Each executive has five years from the later of the date of adoption or date of appointment to an executive-level position to meet the requirement.
All vested and unvested restricted share and restricted share unit (“RSU”) awards and earned performance share units subject to time vesting qualify towards satisfaction of the requirement. Performance shares do not

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Executive Compensation
qualify towards the requirement. Compliance is evaluated on an annual basis as of December 31 of each year. The following table sets forth the requirements for each of our named executive officers (in shares):
NAMED EXECUTIVE OFFICER	GUIDELINE	MINIMUM STOCK OWNERSHIP REQUIREMENT(1)	STOCK OWNERSHIP AS OF DECEMBER 31, 2021(2)
Sumit Roy	5x base salary	74,205	155,236
Christie B. Kelly	3x base salary	29,780	7,483
Neil M. Abraham	3x base salary	18,817	42,776
Mark E. Hagan	3x base salary	22,619	23,568
Michelle Bushore	3x base salary	25,722	1,642

(1)
The requirement for each NEO was determined first in dollars as a multiple of the executive’s annual base salary as of the date he or she became subject to this requirement, and then by converting such amount to a fixed number of shares based on our average closing common stock price per share for the 60 trading days prior to such date. An executive’s stock ownership requirement will only be re-established upon a change to a different executive position.

(2)
As of December 31, 2021, each of the named executive officers satisfied his or her stock ownership requirements or were within the time period permitted to achieve the ownership requirement. Ms. Kelly became subject to the requirements on January 19, 2021 and has until January 19, 2026 to achieve the requirement. Ms. Bushore became subject to the requirements on February 8, 2021 and has until February 8, 2026 to achieve the requirement.

Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees,” including named executive officers. The Board of Directors provides compensation to executive officers that may not be tax deductible if it believes providing that compensation is in the best interests of the Company.

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Compensation and Talent Committee Report
The Compensation and Talent Committee of the Board of Directors of Realty Income has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2022 Annual Meeting of Stockholders and in Realty Income’s 2021 Annual Report on Form 10-K.
Priya Cherian Huskins, Chair
Mary Hogan Preusse
Gerardo I. Lopez
Michael D. McKee
Gregory T. McLaughlin
The above report of the Compensation and Talent Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

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Compensation Tables
Summary Compensation Table
The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, three most highly compensated executive officers who were serving as of the 2021 fiscal year end, and Controller and Principal Accounting Officer who served as Interim Principal Financial Officer during a part of 2021 (collectively, the “named executive officers”). In general, non-equity incentive plan compensation aligns with the performance year noted; however, stock awards are included in the year of grant which may not align with the performance year to which they relate.
NAME AND PRINCIPAL POSITION IN 2021	YEAR	SALARY(1)(2)	BONUS(3)	STOCK AWARDS(4)(5)	NON-EQUITY INCENTIVE PLAN COMPENSATION(6)	ALL OTHER COMPENSATION(7)	TOTAL
Sumit Roy President,Chief Executive Officer	2021	$950,000	$375,000	$7,596,215	$3,500,000	$439,796	$12,861,011
	2020	900,000	—	4,867,776	1,742,222	277,649	7,787,647
	2019	850,000	—	3,631,122	2,863,438	169,801	7,514,361
Christie B. Kelly Executive Vice President, Chief Financial Officer, and Treasurer	2021	570,769	112,500	2,008,971	1,110,000	63,612	3,865,852
Neil M. Abraham Executive Vice President, Chief Strategy Officer	2021	500,000	112,500	1,992,351	880,000	189,895	3,674,746
	2020	475,000	—	1,142,408	452,146	124,199	2,193,753
	2019	410,000	—	988,353	813,313	45,010	2,256,676
Mark E. Hagan Executive Vice President, Chief Investment Officer	2021	475,000	118,750	1,976,974	890,000	93,628	3,554,352
	2020	430,000	—	1,044,585	456,403	10,068	1,941,056
	2019	410,000	—	909,664	730,750	9,918	2,060,332
Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel and Secretary	2021	467,000	112,500	1,688,540	616,000	71,175	2,955,215
Sean P. Nugent Senior Vice President and Controller, Interim Principal Financial Officer and Treasurer	2021	231,500	150,000	277,500	—	21,653	680,653
	2020	225,000	135,000	145,000	—	6,563	511,563

(1)
The amounts shown include amounts earned, but a portion of such amount may be deferred, at the election of the officer under our 401(k) retirement plan.

(2)
Ms. Kelly’s salary for 2021 is prorated to reflect her start date of January 19, 2021. Ms. Bushore’s salary for 2021 is prorated to reflect her start date of February 8,2021.

(3)
With the exception of Mr. Nugent, the amounts reflect the one-time cash bonuses paid in November 2021 in connection with the completion of the VEREIT Transaction. The amount paid represents 50% of the total cash bonus, with the remaining 50% payable within 30 days following the six-month anniversary of the closing the VEREIT Transaction, subject to the executive’s continued employment on the payment date. The one-time cash bonus is described in detail in “One-Time Performance Share Awards and Cash Bonuses for the VEREIT Transaction” beginning on page 59. For Mr. Nugent, the amount represents a discretionary bonus based on 2021 performance.

(4)
With the exception of Mr. Nugent, the amounts represent (i) the grant date fair value of the one-time performance share awards granted in connection with the consummation of the VEREIT Transaction on November 15, 2021, (ii) the grant date fair value of restricted stock awards granted on February 17, 2021 and February 8, 2021, as applicable, under our annual time-based restricted stock program, and (iii) the grant date fair value of annual performance share awards granted on February 17, 2021, in each case, calculated in accordance with Accounting Standards Codification (ASC) Topic 718.

Fair value of the one-time performance grants for the VEREIT Transaction is calculated by multiplying the awarded shares by the probability assessment of 90% target, which reflects the probable outcome of performance conditions, and by the closing market price per share of our common stock on November 15, 2021 of $71.14 per share. The maximum grant date fair values of the one-time performance share awards granted in connection with the consummation of the VEREIT Transaction, assuming maximum performance of all conditions, are set forth below.

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Compensation Tables
NAMED EXECUTIVE OFFICER	GRANT DATE FAIR VALUE	MAXIMUM VALUE
Sumit Roy	$2,025,000	$2,250,000
Christie B. Kelly	607,500	675,000
Neil M. Abraham	607,500	675,000
Mark E. Hagan	641,250	712,500
Michelle Bushore	607,500	675,000
Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant.
Fair value for annual performance shares granted on February 17, 2021 was estimated in accordance with ASC Topic 718 on the date of grant at $60.09 per share, using a multifactor Monte Carlo simulation model, based on market conditions associated with a TSR performance goal, valued at $41.56 per share, plus $18.53 per share for the two performance conditions of Debt-to-Adjusted EBITDAre ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. This column excludes the value of $5.61 per share determined for the DERs, associated with the market conditions. The Monte Carlo inputs for the 2021 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 0.2%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 4.4% for Realty Income, based on historical and current yields of the Company; and (iv) a volatility of 39% for Realty Income, based on the historical volatility of the Company’s common stock. The maximum grant date fair values of the performance shares, assuming maximum performance of all conditions for the February 17, 2021 grants are as follows:
NAMED EXECUTIVE OFFICER	GRANT DATE FAIR VALUE	MAXIMUM VALUE
Sumit Roy	$4,321,215	$8,642,430
Christie B. Kelly	1,401,471	2,802,942
Neil M. Abraham	1,097,851	2,195,702
Mark E. Hagan	1,074,474	2,148,948
Michelle Bushore	981,040	1,962,080
In connection with the Orion Divestiture, each performance award outstanding at November 12, 2021 was entitled to an equitable adjustment equal to the ratio of the five-day volume weighted average per-share price of Realty Income common stock prior to the Orion Divestiture divided by the five-day volume weighted average per-share of Realty Income common stock following the Orion Divestiture, resulting in an adjustment factor of approximately 1.002342. This equitable adjustment did not result in any incremental fair value under ASC Topic 718.
For Mr. Nugent, this column represents the grant date fair value of a discretionary grants of restricted stock granted on November 15, 2021 and February 17, 2021. As described above, the grant date fair value of restricted stock grants is calculated by multiplying the applicable number of shares by the closing market price of our common stock on the date of grant.
(5)
The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on February 14, 2022, which represents the restricted share awards earned by each of the named executive officers based on 2021 performance under our annual time-based restricted stock program. See footnote 3 to the “Grants of Plan-Based Awards Table.”

(6)
This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which is paid the following year. The amounts earned under the 2021, 2020 and 2019 STIP were paid entirely in the form of cash. See “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 50 for more information.

(7)
The following table sets forth matching contributions by us to the named executive officers’ 401(k) savings account, the cost of term life insurance paid by us in 2021, medical benefits, and dividends paid on earned performance shares.

NAMED EXECUTIVE OFFICER	401(k) MATCHING CONTRIBUTIONS, GROUP TERM LIFE INSURANCE, AND MEDICAL BENEFITS	DIVIDENDS ON EARNED PERFORMANCE SHARES	OTHER(a)
Sumit Roy	$29,618	$410,178	—
Christie B. Kelly	26,873	—	$36,739
Neil M. Abraham	29,618	160,277	—
Mark E. Hagan	32,118	61,510	—
Michelle Bushore	21,175	—	50,000
Sean P. Nugent	21,653	—	—

(a)
“Other” for Ms. Kelly represents her payment of $1,250 for the Board of Directors and a one-time relocation payment of $35,489, which is subject to repayment by Ms. Kelly if her employment is terminated within two years of the commencement of her employment on January 19, 2021. “Other” for Ms. Bushore represents a one-time relocation payment of $50,000, which is subject to repayment by Ms. Bushore if her employment is terminated within two years of the commencement of her employment on February 8, 2021.

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Compensation Tables
Grants of Plan-Based Awards Table
The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during 2021. These awards consist of cash bonus amounts pursuant to the 2021 STIP, time-based restricted stock awards pursuant to the 2020 compensation program, performance shares granted pursuant to the 2021 LTIP, and one-time performance grants granted in 2021 in connection with the completion of the VEREIT Transaction. Additionally, we have provided supplemental information in footnote 4 with respect to stock awards pursuant to the 2021 LTIP granted in February 2022 and time-based restricted stock awards granted in February 2022 that is considered 2021 compensation. Pursuant to the Plan, all share amounts set forth below have been adjusted to reflect the VEREIT Transaction.
	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4)(5)
NEO		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Sumit Roy	11/15/2021	—	—	—	25,302	28,465	31,628		$2,025,000
	2/17/2021	—	—	—	—	—	—	20,240	1,250,000
	2/17/2021	—	—	—	36,042	72,084	144,168	—	4,321,215
		875,000	1,750,000	3,500,000	—	—	—	—	—
Christie B. Kelly	11/15/2021	—	—	—	7,590	8,539	9,488		607,500
	2/17/2021	—	—	—	11,689	23,378	46,756	—	1,401,471
		300,000	600,000	1,200,000	—	—	—	—	—
Neil M. Abraham	11/15/2021	—	—	—	7,590	8,539	9,488		607,500
	2/17/2021	—	—	—	—	—	—	4,647	287,000
	2/17/2021	—	—	—	9,157	18,313	36,626	—	1,097,851
		220,000	440,000	880,000	—	—	—	—	—
Mark E. Hagan	11/15/2021	—	—	—	8,012	9,014	10,016		641,250
	2/17/2021	—	—	—	—	—	—	4,230	261,250
	2/17/2021	—	—	—	8,962	17,923	35,846	—	1,074,474
		222,500	445,000	890,000	—	—	—	—	—
Michelle Bushore	11/15/2021	—	—	—	7,590	8,539	9,488		607,500
	2/8/2021	—	—	—	—	—	—	1,642	100,000
	2/17/2021	—	—	—	8,183	16,365	32,730	—	981,040
		160,000	320,000	640,000	—	—	—	—	—
Sean P. Nugent	11/15/2021	—	—	—	—	—	—	1,792	127,500
	2/17/2021	—	—	—	—	—	—	2,429	150,000

(1)
Represents cash incentive amounts that could have been paid to the named executive officer under the STIP for 2021 performance. These targets were established by the Compensation and Talent Committee on February 17, 2021. Total amounts earned under the STIP are paid entirely in the form of cash. The STIP is described in more detail in the “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 50. The actual STIP cash paid in February 2022 for performance in 2021 is listed in the “Summary Compensation Table” on page 67 as “Non-Equity Incentive Plan Compensation” for 2021.

(2)
Amounts shown as granted on November 15, 2021 reflect the Threshold, Target, and Maximum awards for the 2021 one-time performance share awards granted in connection with the consummation of the VEREIT Transaction, which are described in detail in “One-Time Performance Share Awards and Cash Bonuses for the VEREIT Transaction” beginning on page 59. Threshold reflects vesting of 80% of the total performance shares granted, target reflects vesting of 90% of the total performance shares granted, and maximum reflects vesting of 100% of the total performance shares granted. The one-time performance share awards will be earned based on our performance over a one-year period beginning January 1, 2022 and ending December 31, 2022 (with respect to AFFO accretion targets) and a two-year period beginning January 1, 2022 and ending December 31, 2023 (with respect to general and administrative expense synergies).

Amounts shown as granted on February 17, 2021 reflect the Threshold, Target, and Maximum awards for the 2021-2023 performance shares granted under the LTIP and our 2021 Plan, which are described in detail in the “Compensation Discussion and Analysis—Long-Term Incentive Program” beginning on page 55. Threshold reflects 50% of the target performance shares granted, and maximum reflects 200% of the target performance shares granted.
For both the one-time November 2021 awards and the annual performance shares granted under the LTIP, each performance share earned vests 50% at the end of the applicable performance period and 50% one year later.
In connection with the Orion Divestiture, each performance award outstanding at November 12, 2021 was entitled to an equitable adjustment equal to the ratio of the five-day volume weighted average per-share price of Realty Income common stock prior to the Orion

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Compensation Tables
Divestiture divided by the five-day volume weighted average per-share price of Realty Income common stock following the Orion Divestiture, resulting in an adjustment factor of approximately 1.002342. This equitable adjustment did not result in any incremental fair value under ASC Topic 718.
(3)
With the exception of Mr. Nugent and Ms. Bushore, the amounts represent the annual grant of time-based restricted stock granted on February 17, 2021, at a price of $61.76 per share, based on 2020 performance. Ms. Bushore’s February 8, 2021 award, effective as of her appointment date, reflects a time-based restricted stock grant at a price of $60.90 per share. For Mr. Nugent, this column represents discretionary grants of time-based restricted stock made on November 15, 2021 in connection with the consummation of the VEREIT Transaction and on February 17, 2021.

Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on February 14, 2022, representing the annual grants of time-based restricted stock intended as 2021 compensation and granted in February 2022. Thus, the following chart reflects all grants made as compensation for 2021 performance:
NAMED EXECUTIVE OFFICER	TIME-BASED RESTRICTED SHARES GRANTED UNDER 2021 LTIP(a)	PERFORMANCE SHARES GRANTED UNDER 2021 LTIP AND ONE-TIME AWARDS(b)	TOTAL STOCK AWARD COMPENSATION FOR 2021 PERFORMANCE	TOTAL 2021 STOCK AWARD COMPENSATION PRESENTED IN SUMMARY COMPENSATION TABLE(d)
Sumit Roy	$1,387,500	$6,346,215	$7,733,715	$7,596,215
Christie B. Kelly	450,000	2,008,971	2,458,971	2,008,971
Neil M. Abraham	352,500	1,705,351	2,057,851	1,992,351
Mark E. Hagan	345,000	1,715,724	2,060,724	1,976,974
Michelle Bushore	315,000	1,588,540	1,903,540	1,688,540
Sean Nugent	—	—	277,500(c)	277,500

(a)
The grant date fair value of restricted stock has been calculated by multiplying the closing market price of our common stock at February 14, 2022 of $66.89 by the number of shares of restricted stock awarded in February 2022 for 2021 performance, as prescribed under ASC Topic 718.

(b)
The amounts shown represent the grant date fair value of one-time performance share awards granted on November 15, 2021 and the grant date fair value of annual performance shares granted on February 17, 2021, in each case, calculated in accordance with ASC Topic 718.

(c)
For Mr. Nugent, the amounts shown represent grant date fair value of the discretionary grants of time-based restricted stock made on November 15, 2021 in connection with the consummation of the VEREIT Transaction and on February 14, 2022 for 2021 performance. The grant date fair value of restricted stock has been calculated by multiplying the closing market price of our common stock by the number of shares of restricted stock awarded, as prescribed under ASC Topic 718.

(d)
For Ms. Bushore, this amount includes her time-based restricted stock award, effective as of her appointment date of February 8, 2021, which is described in the “Grants of Plan-Based Awards Table” above.

(4)
For the one-time performance shares for the VEREIT Transaction granted on November 15, 2021, fair value is calculated by multiplying the awarded shares by the probability assessment of 90% target and by the closing market price per share of our common stock on November 15, 2021 of $71.14 per share. For restricted stock granted on February 17, 2021, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $61.76 per share by the number of restricted stock awards.

Fair value for performance shares granted on February 17, 2021 was estimated on the date of grant at $60.09 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goal, valued at $41.56 per share, plus $18.53 per share for the performance conditions of Debt-to-Adjusted EBITDAre ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $5.61 per share determined for the DERs associated with the market conditions. The Monte Carlo inputs for the 2021 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 0.2%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 4.4% for Realty Income, based on historical and current yields of the Company; and (iv) a volatility of 39% for Realty Income, based on the historical volatility of our common stock. The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.
(5)
The Compensation and Talent Committee grants restricted stock awards in accordance with the provisions of our 2021 Plan (and the 2012 Stock Incentive Award Plan, to the extent granted prior to the effective date of the 2021 Plan). The vesting schedule for restricted stock granted is 25% per year over a four-year period, commencing on January 1 of the year following the grant, subject to acceleration upon certain events, such as retirement, and qualifying terminations.

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Compensation Tables
Outstanding Equity Awards Table as of December 31, 2021
The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each named executive officer as of December 31, 2021. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2021. All share amounts set forth below have been adjusted to reflect the VEREIT Transaction.
	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED AS OF DECEMBER 31, 2021(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT YET VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED SHARES THAT HAVE NOT VESTED(2)(3)
Sumit Roy(4)	75,467	$5,402,683	242,314	$17,347,259
Christie B. Kelly(5)	4,001	286,432	31,917	2,284,938
Neil M. Abraham(6)	17,885	1,280,387	60,607	4,338,855
Mark E. Hagan(7)	16,803	1,202,927	57,893	4,144,560
Michelle Bushore(8)	1,642	117,551	24,904	1,782,877
Sean P. Nugent(9)	7,429	531,842	—	—

(1)
The amounts in this column represent the portion of restricted stock awards and units that were granted from February 14, 2017 through February 17, 2021 to the named executive officers and that were unvested at December 31, 2021, and the unvested performance shares and units earned for the 2018-2020 performance period that remained subject to service vesting conditions. In February 2021, the Compensation and Talent Committee certified the achievement for the 2018-2020 performance shares that were granted in February 2018 based on our performance relative to the metrics during the three-year performance period.

In connection with the Orion Divestiture, the 2018-2020 performance shares outstanding at November 12, 2021 were entitled to an equitable adjustment equal to the ratio of the five-day volume weighted average per-share price of Realty Income common stock prior to the Orion Divestiture divided by the five-day volume weighted average per-share price of Realty Income common stock following the Orion Divestiture, resulting in an adjustment factor of approximately 1.002342. This equitable adjustment did not result in any incremental fair value under ASC Topic 718.
(2)
Market value has been calculated by multiplying the closing market price of our common stock at December 31, 2021 of $71.59 per share by the outstanding shares and units for each named executive officer.

(3)
This column includes unvested performance shares and units earned for the 2019-2021 performance period based on actual performance. In February 2022, the Compensation and Talent Committee certified the achievement for the 2019-2021 performance shares that were granted in February 2019, based on our performance relative to the metrics during the three-year performance period. This column also includes: (i) the performance shares as if they were earned at the maximum level for the 2020-2022 performance period, since Company performance is currently between target and maximum levels for this performance period; (ii) the performance shares for the 2021-2023 performance period as if they were earned at the target level, since Company performance is between threshold and target levels for this performance period; and (iii) the one-time performance share awards granted in connection with the consummation of the VEREIT Transaction as if they were earned at target level reflecting the probable outcome of the performance conditions because the applicable performance periods did not commence until January 1, 2022. The one-time performance shares awards will be earned based on our performance over a one-year period beginning January 1, 2022 and ending December 31, 2022 (with respect to AFFO accretion targets) and a two-year period beginning January 1, 2022 and ending December 31, 2023 (with respect to general and administrative expense synergies). The number of performance shares earned for these open performance periods will be determined at the end of each performance period. For both the one-time and annual awards, each performance share earned vests 50% at the end of the applicable performance period and 50% one year later.

(4)
The restricted stock awards for Mr. Roy vest according to the following schedule: 12,444 shares vested on January 1, 2022, 17,376 shares vest on October 16, 2022, 10,082 shares vest on January 1, 2023, 8,233 shares vest on January 1, 2024, and 5,060 shares vest on January 1, 2025. The 22,272 unvested performance shares earned for the 2018-2020 performance period vested on January 1, 2022.

(5)
The restricted stock awards for Ms. Kelly vest according to the following schedule: 1,333 shares vest on May 12, 2022, 1,334 shares vest on November 20, 2022, and 1,334 shares vest on May 12, 2023.

(6)
The restricted stock awards for Mr. Abraham vest according to the following schedule: 3,617 shares vested on January 1, 2022, 2,672 shares vest on January 1, 2023, 1,969 shares vest on January 1, 2024, and 1,161 shares vest on January 1, 2025. The 8,466 unvested performance shares earned for the 2018-2020 performance period vested on January 1, 2022.

(7)
The restricted stock awards for Mr. Hagan vest according to the following schedule: 2,431 shares vested on January 1, 2022, 1,912 shares vest on May 21, 2022, 2,430 shares vest on January 1, 2023, 1,806 shares vest on January 1, 2024, and 1,057 shares vest on January 1, 2025. The 7,167 unvested performance shares earned for the 2018-2020 performance period vested on January 1, 2022.

(8)
The restricted stock awards for Ms. Bushore vest according to the following schedule: 411 shares vested on February 8, 2022, 411 shares vest on February 8, 2023, 410 shares vest on February 8, 2024, and 410 shares vest on February 8, 2025.

(9)
The restricted stock awards for Mr. Nugent vest according to the following schedule: 2,447 shares vested on January 1, 2022, 448 shares vest on November 15, 2022, 1,516 shares vest on January 1, 2023, 448 shares vest on November 15, 2023, 1,067 shares vest on January 1, 2024, 448 shares vest on November 15, 2024, 607 shares vest on January 1, 2025, and 448 shares vest on November 15, 2025.

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Compensation Tables
Stock Vested During 2021 Table
The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each named executive officer during the year ended December 31, 2021. None of the named executive officers held or exercised any stock options in 2021. Pursuant to the Plan, all share amounts set forth below have been adjusted to reflect the VEREIT Transaction.
	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON VESTING(1)	VALUE REALIZED ON VESTING(2)
Sumit Roy(3)	78,377	$4,993,734
Christie B. Kelly(4)	2,666	181,808
Neil M. Abraham(5)	21,871	1,356,257
Mark E. Hagan(6)	10,434	654,183
Michelle Bushore	—	—
Sean P. Nugent(7)	2,164	134,536

(1)
The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.

(2)
This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates by the number of shares that vested.

(3)
The restricted stock awards for Mr. Roy vested according to the following schedule: 38,781 shares vested on January 1, 2021, 22,220 shares vested on February 17, 2021, and 17,376 shares vested on October 16, 2021.

(4)
The restricted stock awards for Ms. Kelly vested according to the following schedule: 1,333 shares vested on May 18, 2021 and 1,333 shares vested on November 20, 2021.

(5)
The restricted stock awards for Mr. Abraham vested according to the following schedule: 13,424 shares vested on January 1, 2021 and 8,447 shares vested on February 17, 2021.

(6)
The restricted stock awards for Mr. Hagan vested according to the following schedule: 1,373 shares vested on January 1, 2021, 7,149 shares vested on February 17, 2021, and 1,912 shares vested on May 21, 2021.

(7)
The restricted stock awards for Mr. Nugent vested on January 1, 2021.

No Pension Benefits or Nonqualified Deferred Compensation
We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation and Talent Committee may elect to adopt such benefits if they determine that doing so is in the Company’s best interests.
Potential Payments Upon Termination or Change in Control
Executive Severance Plan. In January 2019, the Compensation and Talent Committee adopted the Severance Plan, which provides severance compensation upon the occurrence of certain events, subject to the executive’s execution and nonrevocation of a general release of claims in favor of the Company. In addition, our award agreements provide certain rights in connection with a change of control and certain terminations of employment. The Severance Plan provided that the named executive officers would be entitled to receive severance payments upon a “Qualifying Termination” which was defined as:
a termination by us without “cause,” or

a “constructive termination” by the executive, as applicable.

Severance Plan for Mr. Roy. For Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:
Qualifying Termination Not in Connection with a Change in Control
• a severance payment equal to twenty-four months’ base salary
• an amount equal to two times the average of the last three years’ cash bonus paid to Mr. Roy
• any accrued but unpaid wages and accrued but unused vacation pay

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Compensation Tables
Qualifying Termination Not in Connection with a Change in Control

•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
• a severance payment equal to thirty-six months’ base salary
• an amount equal to three times the average of the last three years’ cash bonuses paid to Mr. Roy
• any accrued but unpaid wages and accrued but unused vacation pay

•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until Mr. Roy becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
• accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability

•
if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

•
in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

• in the case of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled
Severance Plan for Named Executive Officers. For our named executive officers other than Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:
Qualifying Termination Not in Connection with a Change in Control
• a severance payment equal to twelve months’ base salary

•
an amount equal to the average of the last three years’ cash bonus paid (or, with respect to an executive who was eligible to earn an annual cash bonus for at least one, but fewer than three, of the fiscal years of the Company immediately preceding the termination date, the average annual cash bonus earned by such executive for such fiscal year(s))

• any accrued but unpaid wages and accrued but unused vacation pay

•
continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

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Compensation Tables
Qualifying Termination in Connection with a Change in Control
• a severance payment equal to twenty-four months’ base salary
• an amount equal to two times the average of the last three years’ cash bonuses paid
• any accrued but unpaid wages and accrued but unused vacation pay

•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
• accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability

•
if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

•
in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

• in the case of disability, all shares of unvested time-based restricted stock and restricted stock units will continue to vest as scheduled
Additionally, compensation and benefits under the Severance Plan are contingent upon the executive’s execution, and non-revocation, of a standard release of claims in favor of the Company and continued compliance with restrictive covenants, including customary confidentiality provisions.
Change in Control without a Qualifying Termination. Outstanding performance shares, including the one-time performance share awards granted to certain of our named executive officers in connection with the consummation of the VEREIT Transaction, accelerate based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.
Retirement. None of the named executive officers were retirement eligible as of December 31, 2021. With the exception of Ms. Kelly, retirement can occur for our executive officers after a named executive officer turns 60 and has provided ten years of service. Retirement may occur for Ms. Kelly when the sum of Ms. Kelly’s age and consecutive years of service equals or exceeds 65 and Ms. Kelly has completed at least three consecutive years of service. In the event that an executive officer retires (employing the same definitions described above), the named executive officer is entitled to receive accelerated vesting of 100% of any equity awards granted and restricted stock awards granted will become fully vested. Additionally, in the event that a named executive officer retires during an outstanding performance period, the number of performance shares will vest based on the executive’s achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed during the performance period. If the named executive officer retires after the completion of the performance period, but prior to the vesting of performance shares earned, unvested performance shares will vest on the date of retirement.
Termination for Cause. Upon termination for failure to perform duties, the named executive officer would not be entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation as of the date of such termination, and the pro-rated vesting of the portion of unvested restricted shares that are scheduled to vest at the next vesting date.
Termination by Named Executive Officer. The named executive officer could also terminate the agreement at any time, upon two weeks’ notice to the Company, which would not result in any severance payments.

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Compensation Tables
Termination and Change in Control Scenario Table
The table below estimates the payment and benefits to each of the named executive officers, assuming that on December 31, 2021 (i) a Qualifying Termination occurred, not in connection with a change in control, (ii) a change in control and Qualifying Termination (Change in Control Termination) occurred, (iii) a change in control occurred, or (iv) employment was terminated due to death or disability. Excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under other insurance policies. With the exception of medical benefits, which are paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 31, 2021 was $71.59 per share and is used to calculate equity values for the following table.
NEO AND TRIGGER(1)	SEVERANCE PAYMENTS(2)	BONUS PAYMENTS(3)	MEDICAL BENEFITS(4)	VALUE OF ACCELERATED EQUITY AWARDS(5)	LIFE INSURANCE BENEFIT(6)	TOTAL
Sumit Roy
Qualifying Termination	$1,900,000	$5,403,773	$30,891	$15,052,418	$—	$22,387,082
Change in Control Termination	2,850,000	8,105,660	30,891	15,052,418	—	$26,038,969
Change in Control	—	—	—	11,244,188	—	$11,244,188
Death	—	—	—	19,420,864	600,000	$20,020,864
Disability	—	—	—	19,420,864	—	$19,420,864
Christie B. Kelly
Qualifying Termination	600,000	1,110,000	17,876	844,309	—	$2,572,185
Change in Control Termination	1,200,000	2,220,000	26,814	844,309	—	$4,291,123
Change in Control	—	—	—	557,877	—	$557,877
Death	—	—	—	2,571,370	600,000	$3,171,370
Disability	—	—	—	2,571,370	—	$2,571,370
Neil M. Abraham
Qualifying Termination	500,000	715,153	20,594	3,624,387	—	$4,860,134
Change in Control Termination	1,000,000	1,430,306	30,891	3,624,387	—	$6,085,584
Change in Control	—	—	—	2,950,081	—	$2,950,081
Death	—	—	—	4,854,947	600,000	$5,454,947
Disability	—	—	—	4,854,947	—	$4,854,947
Mark E. Hagan
Qualifying Termination	475,000	692,384	23,094	3,382,962	—	$4,573,440
Change in Control Termination	950,000	1,384,768	34,641	3,382,962	—	$5,752,371
Change in Control	—	—	—	2,693,120	—	$2,693,120
Death	—	—	—	4,651,775	600,000	$5,251,775
Disability	—	—	—	4,651,775	—	$4,651,775
Michelle Bushore
Qualifying Termination	520,000	616,000	12,205	508,074	—	$1,656,279
Change in Control Termination	1,040,000	1,232,000	18,308	508,074	—	$2,798,382
Change in Control	—	—	—	390,523	—	$390,523
Death	—	—	—	1,900,428	600,000	$2,500,428
Disability	—	—	—	1,900,428	—	$1,900,428

(1)
Mr. Nugent is not included within the Severance Plan and is not entitled to any termination benefits.

(2)
For Mr. Roy, the amounts represent 24 months base salary in the case of a Qualifying Termination and 36 months base salary in the case of a Change in Control Termination. For all named executive officers other than Mr. Roy, amounts represent 12 months base salary in the case of a Qualifying Termination and 24 months base salary in the case of a Change in Control Termination.

(3)
The amounts represent the applicable scenario multiple of the average of annual bonuses paid based on performance for 2021, 2020 and 2019 (includes amounts presented as non-equity incentive compensation awarded for 2021, 2020 and 2019 performance in the “Summary Compensation Table”) for all officers excluding Ms. Kelly and Ms. Bushore. For Ms. Kelly and Ms. Bushore, the amount represents the

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Compensation Tables
applicable scenario multiple of the annual bonus paid based on performance for 2021, as they started with the Company in January 2021 and February 2021, respectively.
(4)
For Mr. Roy, the amounts represent estimated continuation of group medical insurance coverage at our expense for a period of 18 months whether such termination is a Qualifying Termination or a Change in Control Termination. For all named executive officers other than Mr. Roy, the amounts represent estimated continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination and for 18 months in the case of a Change in Control Termination.

(5)
The amounts represent the aggregate value of the acceleration of vesting of the named executive officer’s outstanding restricted stock. For purposes of this calculation, each named executive officer’s total unvested restricted stock awards on December 31, 2021 are multiplied by our common stock closing price on December 31, 2021 of $71.59 per share. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the outstanding performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table as of December 31, 2021” on page 71, which reflects unvested performance shares and units earned for the 2018-2020 and 2019-2021 performance periods based on actual performance. The performance shares for the 2020-2022 performance period represent shares earned at the maximum level since Company performance is currently between target and maximum levels for this performance period. The performance shares for the 2021-2023 performance period represent shares earned at the target level since Company performance is between threshold and target levels for this performance period. For termination scenarios other than death or disability, the performance shares are pro-rated for the amount of time passed under each outstanding performance period. For death and disability, the amount reflects the value of the granted target performance shares, based on the December 31, 2021 stock price, and the value of the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability, based on the December 31, 2021 stock price. The vesting schedule is set forth under the “Outstanding Equity Awards Table as of December 31, 2021” on page 71.

(6)
The amounts represent life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2021. This amount is calculated as two times the sum of the 2021 base salary and 2020 bonus of each named executive officer plus $15,000, up to a maximum amount of $600,000. Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee based on our U.S. employees’ base salaries for 2021. Regularly scheduled full-time and part-time employees, newly hired or on leave during 2021, were assumed to have worked for the entire 2021 measurement period. We captured all U.S. employees as of December 31, 2021, consisting of 270 individuals (excluding 98 employees that joined us through the VEREIT Transaction and seven employees in the United Kingdom). We then determined the annual total compensation of our median employee, which includes base salary for 2021, annual cash bonus earned for 2021, the grant date fair value of equity awards granted during the 2021 measurement period, health care costs paid by the us, matching 401(k) contributions, and the cost of group term life insurance paid by the Company. The annual total compensation of our median employee for 2021 was $136,304. The annual total compensation for 2021 for Mr. Roy, our CEO, was $12,861,011, which includes compensation as disclosed in the “Summary Compensation Table” on page 67. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 94 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively Insiders) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of Forms 3, 4, and 5 and the amendments thereto filed electronically with the SEC and written representations from certain reporting persons, we believe that during the year ended December 31, 2021, all Section 16(a) filing requirements were complied with by our named executive officers, directors and beneficial owners of more than ten percent of our stock, except for three late Forms 4 that, due to administrative delay, were filed by: (i) Gerardo I. Lopez on May 21, 2021 with respect to one transaction to report the grant of common stock, (ii) Christie B. Kelly on May 25, 2021 with respect to one transaction to report common stock automatically withheld upon the vesting of restricted shares, and (iii) Sean P. Nugent on November 30, 2021 with respect to one transaction to report the grant of restricted shares.

Related Party Transactions
We have adopted a written policy regarding the review, approval, and ratification of any related party transaction. Under this policy, the Audit Committee reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics. The Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer or a nominee to become our director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
We had no related party transactions in 2021.

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Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of March 11, 2022, based on 597,901,034 shares of common stock outstanding as of the close of business on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, nominee, and named executive officer, (ii) all current directors and executive officers of Realty Income as a group, and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares:
NAME OF BENEFICIAL OWNER	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
Sumit Roy(1)	168,344	*
Christie B. Kelly(2)	14,210	*
Neil M. Abraham(3)	44,272	*
Mark E. Hagan(4)	26,082	*
Michelle Bushore(5)	6,109	*
Shannon Kehle(6)	17,330	*
Michael D. McKee(7)	157,500	*
Kathleen R. Allen(8)	90,000	*
Priscilla Almodovar(9)	6,333	*
Jacqueline Brady(10)	4,000	*
A. Larry Chapman(11)	13,757	*
Reginald H. Gilyard(12)	16,000	*
Mary Hogan Preusse(13)	16,291	*
Priya Cherian Huskins(14)	35,400	*
Gerardo I. Lopez(15)	16,000	*
Ronald L. Merriman(16)	22,075	*
Gregory T. McLaughlin(17)	23,886	*
All current directors and executive officers of the Company, as a group (17 persons)	677,589	0.1

*
Less than one-tenth of one percent

STOCKHOLDERS HOLDING 5% OR MORE	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
The Vanguard Group, Inc.(18) 100 Vanguard Blvd. Malvern, PA 19355	89,344,766	14.94%
BlackRock, Inc.(19) 55 East 52nd Street New York, NY 10055	55,379,434	9.26%
State Street Corporation (20) One Lincoln St. Boston, MA 02111	41,840,187	7.00%

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Security Ownership of Certain Beneficial Owners and Management
STOCKHOLDERS HOLDING 5% OR MORE	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
Cohen & Steers (21) 280 Park Avenue, 10th Floor New York, NY 10017	30,692,746	5.13%

(1)
Mr. Roy’s total includes 61,494 shares of unvested restricted stock and 106,850 shares of stock directly owned.

(2)
Ms. Kelly’s total includes 4,001 shares of unvested restricted stock, 3,482 shares of stock directly owned, and 6,727 of restricted stock units.

(3)
Mr. Abraham’s total includes 11,072 shares of unvested restricted stock and 33,200 shares of stock directly owned.

(4)
Mr. Hagan’s total includes 12,363 shares of unvested restricted stock and 13,719 shares of stock directly owned.

(5)
Ms. Bushore’s total includes 5,940 shares of unvested restricted stock and 169 shares of stock directly owned.

(6)
Ms. Kehle’s total includes 11,469 shares of unvested restricted stock and 5,681 shares of stock directly owned.

(7)
Mr. McKee’s total includes 125,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(8)
Dr. Allen’s total includes 90,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.

(9)
Ms. Almodovar’s total includes 4,000 shares of unvested restricted stock and 2,333 shares of stock.

(10)
Ms. Brady’s total includes 4,000 of unvested restricted stock.

(11)
Mr. Chapman’s total includes 667 shares of unvested restricted stock and 13,090 shares of vested stock owned of record by A. Larry Chapman and Patricia L. Chapman, Trustees of the Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.

(12)
Mr. Gilyard’s total includes 8,001 shares of unvested restricted stock and 7,999 shares of stock.

(13)
Ms. Hogan Preusse’s total includes 4,000 shares of unvested restricted stock and 12,291 shares of stock.

(14)
Ms. Huskins’s total includes 35,400 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(15)
Mr. Lopez’s total includes 8,001 shares of unvested restricted stock and 7,999 shares of stock.

(16)
Mr. Merriman’s total includes 22,075 shares owned of record by The Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.

(17)
Mr. McLaughlin’s total includes 23,886 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.

(18)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group, Inc. (Vanguard) has sole power to dispose or direct the disposition of 2,832,610 shares of our common stock and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,449,499 and 2,832,610 shares of our common stock, respectively. The Vanguard group does not have the sole power to vote or direct the vote of any shares of our common stock.

(19)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 7, 2022, BlackRock, Inc. has sole power to vote or direct the vote of 47,911,443 shares of our common stock and has sole power to dispose or direct the disposition of 55,379,434 shares of our common stock.

(20)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2022, State Street Corporation does not have the power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of 35,162,022 and the shared power to dispose or direct the disposition of 41,784,931 shares of our common stock.

(21)
Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2022, Cohen & Steers, Inc. has sole power to vote or direct the vote of 20,636,663 shares of our common stock and has the sole power to dispose or direct the disposition of 30,692,746 shares of our common stock.

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Equity Compensation Plan Information as of December 31, 2021
The following table sets forth certain equity compensation plan information as of December 31, 2021.
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (c)
Equity compensation plans approved by security holders(1)	404,888(2)	—	8,253,587(3)
Equity compensation plans not approved by security holders	363,107(4)	$52.89	6,186,101(5)
Total	767,995	$52.89	14,439,688

(1)
The 2021 Plan was approved by our stockholders at our 2021 annual meeting of stockholders.

(2)
Represents shares of common stock that were subject to awards of RSUs, and potential awards under our LTIPs assuming the issuance of shares based on target performance, but excluding unvested restricted stock.

(3)
Represents shares of our common stock available for issuance under our 2021 Plan, which was approved by our stockholders at our 2021 annual meeting of stockholders. The 2021 Plan authorizes the grant of 8,000,000 shares of our common stock, and any shares subject to outstanding awards under the prior 2012 Stock Incentive Award Plan which, on or after the effective date of the 2021Plan, are forfeited or otherwise terminate or expire for any reason without the issuance of shares of common stock and become available for future issuance under the 2021 Plan pursuant to its terms. This amount has been reduced by potential awards under our LTIPs assuming the issuance of shares based on target performance (a total of 388,139 performance shares), unvested and outstanding restricted stock unit awards (a total of 16,749 restricted stock units), and unvested restricted stock (a total of 404,888) at December 31, 2021.

(4)
In connection with the merger of VEREIT, each outstanding VEREIT stock option and restricted stock unit that were unvested as of November 1, 2021 were converted into equivalent options and restricted stock units, in each case with respect to shares of the Company’s common stock, using the equity award exchange ratio in accordance with the merger agreement. The converted awards issued by Realty Income have identical terms to the original VEREIT award grant. This amount includes 315,070 options, 43,590 restricted stock units, and 4,447 deferred stock units granted in connection with the merger with VEREIT and outstanding at December 31, 2021.

(5)
Represents 6,186,101 shares which remained available for issuance under the VEREIT, Inc. 2021 Equity Incentive Plan immediately prior to the closing of the merger, as adjusted by an exchange ratio of 0.705, that may be used for awards under the 2021 Plan and will not reduce the shares authorized for grant under the 2021 Plan, to the extent that awards using such shares (i) are permitted without stockholder approval under applicable stock exchange rules, (ii) are made only to VEREIT service providers or individuals who become Realty Income service providers following the date of the consummation of the merger, and (iii) are only granted under the 2021 Plan during the period commencing on the date of the consummation of the merger and ending on June 2, 2031.

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Audit Related Matters
Annual Review of Independent Registered Public Accounting Firm
The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements and the effectiveness of our internal control over financial reporting. In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators, including:
Global firm reputation;

Global and national support;

Competency and service by the engagement team, including industry expertise;

Management’s input as to the firm’s technical expertise and knowledge; and

Quality and breadth of services provided relative to the cost of those services.

The results of this assessment were taken into consideration when determining whether to reappoint KPMG for the fiscal year ending December 31, 2022, who has been our external auditor since 1993. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG to serve as our independent registered public accounting firm is in the best interests of the Company and, therefore, the Audit Committee reappointed KPMG as our independent registered public accounting firm for 2022.
In addition to assessing the performance of our independent registered public accounting firm and the mandated rotation requirements, to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm’s lead engagement partner. The Audit Committee and its chairperson are directly involved in the selection of the independent registered public accounting firm’s lead engagement partner.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of KPMG, our independent registered public accounting firm. The fees paid to KPMG relating to 2021 and 2020 were as follows:
	2021(1)	2020(1)
Total audit fees(2)	$5,196,015	$3,506,414
Tax fees(3)	$1,472,710	$669,961

(1)
There were no additional audit-related fees or other fees incurred during 2021 or 2020 other than those set forth above.

(2)
Includes the aggregate fees billed by KPMG for the audit of our annual financial statements and fees for the audit of internal controls, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, the issuances of comfort letters to underwriters, the reviews of registration statements in connection with the issuance of consents totaling approximately $500,000 in 2021 and $435,000 in 2020, statutory audit fees of $272,421 in 2021 and $474,814 in 2020 for 17 and 12 entities, respectively, in the United Kingdom, and fees of $1.32 million related to the VEREIT Transaction.

(3)
Includes the aggregate fees billed by KPMG for tax services. Tax services consisted of tax return preparation, tax compliance, and tax consulting, including fees of $153,383 related to the VEREIT Transaction.

Pre-approval Policies and Procedures
The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the Company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing its own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for

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Audit Related Matters
specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis.
All of the services described above received pre-approval pursuant to policies and procedures that were established to comply with SEC rules that require pre-approval of audit and non-audit services.
The Audit Committee has established the following thresholds for pre-approval of non-audit services to be performed by our auditor in accordance with our pre-approval policies and procedures:
Select members of management have authority up to $100,000;

The Audit Committee Chair has authority up to $250,000; and

Engagement services of greater than $250,000 require approval from the Audit Committee.

The decisions made pursuant to these delegated authorities must be presented to the full Audit Committee at its next scheduled meeting, whereby the above approval threshold levels are reset. All of the services performed by KPMG in 2021 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.
Audit Committee Report
The Audit Committee of the Board of Directors of the Company is comprised of independent directors as required by the listing standards of the NYSE. The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the SEC, which was adopted by Realty Income’s Board of Directors.
The role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently KPMG, to provide assistance to the Board of Directors in its oversight of Realty Income’s cybersecurity, information technology and data privacy risks, as well as enterprise-level risks that may affect Realty Income’s financial statements, operations, business continuity and reputation, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors. Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and internal controls over financial reporting, and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles, and management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.
In this context, the Audit Committee has reviewed and discussed with management and KPMG the audit of the consolidated financial statements and the audit of Realty Income’s internal controls over financial reporting, as of and for the year ended December 31, 2021. The Audit Committee has discussed with KPMG the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and it has discussed with KPMG its independence from Realty Income and its management. The Audit Committee has also considered whether KPMG’s preparation of tax returns, tax consulting services, and other non-audit services to Realty Income is compatible with maintaining KPMG’s independence and has concluded that KPMG is independent.
The Audit Committee has oversight responsibilities for reviewing the services performed by KPMG and retains sole authority to select, evaluate, compensate and replace our independent registered public accounting firm. In fulfilling its oversight responsibilities, the committee discusses KPMG’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee annually evaluates the reputation, qualifications, performance and independence of KPMG and its lead audit partner. The Audit Committee also follows the SEC requirement with respect to the rotation of the lead engagement partner at least every five years. At the request of management and the Audit Committee, KPMG presents a short list of candidates. Management meets with the candidates and proposes a candidate to meet with the Audit Committee, who then decides whether to affirm the selection or expand the search.

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Audit Related Matters
Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
Ronald L. Merriman, Chair
Kathleen R. Allen, Ph.D.
Priscilla Almodovar
A. Larry Chapman
Gregory T. McLaughlin
The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

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Frequently Asked Questions
When is the Annual Meeting?
The Annual Meeting will be held on May 17, 2022 at 9:00 a.m., Pacific Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders, conducted via live audio webcast at www.virtualshareholdermeeting.com/realty2022.
How do I attend the Virtual Annual Meeting?
To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2022 on Tuesday, May 17, 2022, at 9:00 a.m., Pacific Time. In order to participate in the meeting, stockholders will need their unique control number, which appears on the Notice and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 10, 2022, so that you can be provided with a control number and gain access to the meeting.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders as of the close of business on the record date, March 11, 2022, will consider and vote upon:
•
The election of 11 director nominees named in this Proxy Statement to serve until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•
The ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•
A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote);

•
The amendment of our Charter to increase the number of authorized shares of our common stock from 740,200,000 to 1,300,000,000; and

•
The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on March 11, 2022 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 597,901,034 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof.
How will I receive my Proxy Materials for the Annual Meeting?
Beginning on or about April 1, 2022, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference, if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (the “Notice”) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.
In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various means, while lowering the costs of print and delivery and reducing the environmental impact of the Annual Meeting. The Notice is not a proxy and may not be used to authorize a proxy to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.

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Frequently Asked Questions
What is the difference between holding shares as a stockholder of record or as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record.” In this case, you receive your dividend check from Computershare. This year we have engaged the services of Broadridge Financial Solutions, Inc. (“Broadridge”) to mail our Proxy Materials or Notice to our registered holders.
If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank, broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.
Is it necessary to vote if my shares are held in my brokerage account?
It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your Realty Income shares using the voting information provided.
How do I vote?
You may vote or authorize a proxy to vote using any of the following methods:
By Internet

Authorize a proxy to vote your shares via the website www.proxyvote.com, which is available 24 hours per day until 11:59 p.m., Eastern Time, on May 16, 2022. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free 1-800-690-6903, 24 hours per day until 11:59 p.m., Eastern Time, on May 16, 2022. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy in the prepaid envelope provided. If the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Virtual Meeting Access

Vote your shares by logging onto and voting at the virtual Annual Meeting at www.virtualshareholdermeeting.com/realty2022 on May 17, 2022. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.

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Frequently Asked Questions
How does the Board of Directors recommend I vote on the proposals?
Our Board of Directors recommends that you vote your shares as follows:
Proposal 1: FOR the election to the Board of Directors of each of the 11 nominees listed in this Proxy Statement;

Proposal 2: FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

Proposal 3: FOR the say-on-pay vote; and

Proposal 4: FOR the Charter amendment to increase the number of authorized shares of common stock.

What happens if I do not indicate my voting preferences?
If you are a stockholder of record and you sign and submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendations of our Board of Directors, which are as follows:
Proposal 1: FOR the election to the Board of Directors of each of the 11 nominees listed in this Proxy Statement;

Proposal 2: FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

Proposal 3: FOR the say-on-pay vote; and

Proposal 4: FOR the Charter amendment to increase the number of authorized shares of common stock.

On any other matters that may properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by that proxy in their discretion.
If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares on “non-routine” matters as defined by the NYSE, including the election of directors, the say-on-pay vote, and the charter amendment but is permitted to vote your shares on “routine” matters as defined by the NYSE, including the proposal regarding ratification of the appointment of our auditor.
May I change my vote after I submit my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by doing one of the following:
•
delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);

•
signing and returning to our Corporate Secretary a proxy bearing a later date;

•
authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or

•
logging onto and voting at the virtual Annual Meeting.

If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank, or other record holder.
Your attendance at the virtual Annual Meeting will not by itself be sufficient to revoke a proxy unless you log onto and vote at the virtual Annual Meeting or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michelle Bushore, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.
What are the quorum and voting requirements on the four proposals mentioned in this Proxy Statement?
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Shares are considered “in person” if voted

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Frequently Asked Questions
by the holder of those shares, or a duly authorized proxy, during the virtual Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when there are both routine and non-routine matters on the proxy card, and the broker marks a vote on the routine matter (either as instructed by the client or, if not instructed, in the broker’s discretion) and crosses out those non-routine matters on which it has no voting authority without the client’s instruction.
The following outlines the vote required and the effect of abstentions and broker non-votes for each proposal at the Annual Meeting:
PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED(1)	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
1	Election of Directors(2)	The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee.
An abstention or a broker non-vote will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote your shares in the election of directors.

2	Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

An abstention will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since it is a routine matter and, if you are a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.

3	Say-on-Pay Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the say-on-pay vote.
An abstention or a broker non-vote will not count as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

4	Charter Amendment
The affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on Proposal 4 is necessary for the approval of the amendment to our Charter to increase the number of authorized shares of common stock.

Brokers do not have discretionary authority to vote your shares on the proposal, and thus broker non-votes may result on this proposal. Abstentions and broker non-votes will have the same effect as votes against this proposal.

(1)
Pursuant to our Bylaws, a “majority of votes cast” standard requires that the number of votes cast “FOR” a proposal or director nominee must exceed the number of votes cast “AGAINST” such proposal or director nominee.

(2)
In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered offer of resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered offer of resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board, such director shall continue to serve until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Will any other business be conducted during the Annual Meeting?
Our Board of Directors does not know of any matters to be presented during the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons exercising the proxies. Under the NYSE rules, if you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.
If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

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Frequently Asked Questions
Who will count the vote?
Representatives of Broadridge will tabulate the votes and act as inspector of election.
May I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?
Prior to the day of the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2021 Annual Report are available on our website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You may also view these materials at www.proxyvote.com by using the control number provided on your proxy card, in your e-mailed Proxy Materials, or on your Notice. On the day of and during the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2021 Annual Report will be available at www.virtualshareholdermeeting.com/realty2022.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.
Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

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Stockholder Proposals for our 2023
Annual Meeting
In order for a stockholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2023 annual meeting of stockholders, it must be received by us at our principal office, 11995 El Camino Real, San Diego, CA 92130 on or before December 2, 2022.
For an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2023 annual meeting of stockholders pursuant to the proxy access provision of our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between November 2, 2022 and December 2, 2022 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates.
In addition, if a stockholder desires to bring business (including director nominations) before our 2023 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2023 Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between November 2, 2022 and 5:00 p.m., Pacific Time, on December 2, 2022. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” and Article III, Section 15, “Proxy Access,” a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2023.

Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated,” “anticipated,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

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Householding of Proxy Materials
SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation and Talent Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
By Order of the Board of Directors,
Michelle Bushore
Executive Vice President, Chief Legal Officer,
General Counsel and Secretary
April 1, 2022

90   Realty Income | 2022 Proxy Statement

APPENDIX A
NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds from Operations, Normalized Funds from Operations, and Adjusted Funds from Operations
The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO, Normalized FFO, and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted computation per share (dollars in thousands, except per share amounts):
	2021	2020	2019
Net income available to common stockholders(1)	$359,456	$395,486	$436,482
Depreciation and amortization	897,835	677,038	593,961
Depreciation of furniture, fixtures and equipment	(1,026)	(588)	(565)
Provisions for impairment	38,967	147,232	40,186
Gain on sales of real estate	(55,798)	(76,232)	(29,996)
Proportionate share of adjustments for unconsolidated entities	1,931	–	–
FFO adjustments allocable to noncontrolling interests	(785)	(817)	(477)
FFO available to common stockholders	1,240,580	1,142,119	1,039,591
Merger and integration-related costs	167,413	–	–
Normalized FFO available to common stockholders	1,407,993	1,142,119	1,039,591
Executive severance charge (2)	–	3,463	–
Loss on extinguishment of debt	97,178	9,819	–
Amortization of share-based compensation	16,234	14,727	13,662
Amortization of net debt premiums and deferred financing costs(3)	(6,182)	3,710	3,339
Loss on interest rate swaps	2,905	4,353	2,752
Straight-line payments from cross-currency swaps(4)	2,228	2,573	4,316
Leasing costs and commissions	(6,201)	(1,859)	(2,102)
Recurring capital expenditures	(1,202)	(198)	(801)
Straight-line rent	(61,350)	(26,502)	(28,674)
Amortization of above and below-market leases, net	37,970	22,940	19,336
Proportionate share of adjustments for unconsolidated entities	(1,948)	–	–
Other adjustments (5)	1,128	(2,519)	(1,404)
Total AFFO available to common stockholders	$1,488,753	$1,172,626	$1,050,015
AFFO allocable to dilutive noncontrolling interests	1,619	1,438	1,442
Diluted AFFO(5)	$1,490,372	$1,174,064	$1,051,457
AFFO per common share
Basic	$3.59	$3.40	$3.32
Diluted	$3.59	$3.39	$3.32
Distributions paid to common stockholders	$1,169,026	$964,167	$852,134
AFFO available to common stockholders in excess of distributions paid to common stockholders	$319,727	$208,459	$197,881
Weighted average number of common shares used for computation per share:
Basic	414,535,283	345,280,126	315,837,012
Diluted	415,270,063	345,878,377	316,601,350

(1)
As of December 31, 2021, there was $58.7 million of uncollected rent deferred as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the FASB and $41.3 million of uncollected rent for which we have not granted a lease concession.

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APPENDIX A (continued)
(2)
The executive severance charge in 2020 represents the incremental costs incurred upon our former CFO’s departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.

(3)
Includes the amortization of premiums and discounts on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(4)
Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.

(5)
Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, mark-to-market adjustments on investments and derivatives that do not qualify for hedge accounting, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

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APPENDIX A (continued)
NON-GAAP FINANCIAL MEASURES RECONCILIATION
Pro Forma Adjusted EBITDAre
The following is a reconciliation of fourth quarter net income available to common stockholders (which we believe is the most comparable GAAP measure) to Quarterly Adjusted EBITDAre (dollars in thousands):
	2021	2020	2019
Net income available to common stockholders(1)	$4,467	$118,150	$129,553
Interest	100,739	78,764	75,073
Loss on extinguishment of debt	46,722	–	–
Income taxes	10,128	4,500	1,736
Depreciation and amortization	333,229	175,041	156,594
Provisions for impairment	7,990	23,790	8,950
Merger and integration-related costs	137,332	–	–
Gain on sales of real estate	(20,402)	(22,667)	(14,168)
Foreign currency and derivative gains, net	(1,880)	(3,311)	(1,792)
Proportionate share of adjustments for unconsolidated entities	1,581	–	–
Quarterly Adjusted EBITDAre	$619,906	$374,267	$355,946
Annualized Adjusted EBITDAre(2)	$2,479,624	$1,497,068	$1,423,784
Annualized Pro Forma Adjustments	358,560	25,910	77,793
Annualized Pro Forma Adjusted EBITDAre	$2,838,184	$1,522,978	$1,501,577
Total Consolidated Debt(3)	$15,172,849	$8,852,036	$7,930,350
Proportionate share of unconsolidated entities debt	86,006	–	–
Less: Cash and cash equivalents	(258,579)	(824,476)	(54,011)
Net Debt(3)	$15,000,276	$8,027,560	$7,876,339
Net Debt/Pro forma Adjusted EBITDAre(4)	5.3	5.3	5.2

(1)
Net income for the three months ended December 31, 2021 was negatively impacted by $827,000 of rent reserves recorded as reductions of rental revenue, of which $5.6 million was related to straight-line rent receivables, net of reserve reversals of $(4.8) million. Net income for the three months ended December 31, 2020 was negatively impacted by $18.1 million of rent reserves recorded as reductions of rental revenue, of which $3.3 million relates to straight-line rent.

(2)
We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.

(3)
Net Debt is total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share on debt from unconsolidated entities, less cash and cash equivalents.

(4)
During 2021, Net Debt was adjusted to exclude deferred financing costs and net premiums and discounts. Under the prior calculation of Net Debt, which included deferred financing costs and net premiums and discounts, Net Debt/Pro forma Adjusted EBITDAre was 5.2 for the three months ended December 31, 2020. The adjustment of Net Debt did not impact the calculations for the three months ended December 31, 2019, which was 5.2 for Net Debt/Pro forma Adjusted EBITDAre.

The Annualized Pro Forma Adjustments consist of adjustments to incorporate operating income from properties we acquired or stabilized during the applicable quarter and to remove operating income from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. The following table summarizes our Annualized Pro forma Adjusted EBITDAre calculation for the periods indicated below:
Dollars in thousands	2021	2020	2019
Annualized pro forma adjustments from properties acquired or stabilized	$400,575	$27,431	$77,431
Annualized pro forma adjustments from properties disposed	(42,015)	(1,521)	362
Annualized Pro forma Adjustments	$358,560	$25,910	$77,793

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APPENDIX B
ARTICLES OF AMENDMENT OF REALTY INCOME CORPORATION A MARYLAND CORPORATION
Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation is hereby amended by deleting Section 6.1 of Article VI in its entirety and inserting the following in lieu thereof:
“Section 6.1 Authorized Shares. The Corporation has the authority to issue 1,369,900,000 shares of stock, consisting of 1,300,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 69,900,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of all classes of stock is $13,699,000.”
SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
THIRD: Immediately prior to the above amendment, the Corporation had authority to issue 810,100,000 shares of stock, consisting of 740,200,000 shares of Common Stock and 69,900,000 shares of Preferred Stock. The aggregate par value of all authorized shares of all classes of stock having par value was $8,101,000.
FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 1,369,900,000, consisting of 1,300,000,000 shares of Common Stock and 69,900,000 shares of Preferred Stock. The aggregate par value of all authorized shares of all classes of stock having par value is $13,699,000.
FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the charter.
SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, Chief Legal Officer, General Counsel and Secretary on this        day of            , 2022.
ATTEST:	REALTY INCOME CORPORATION
By:
Michelle Bushore	Sumit Roy
Executive Vice President, Chief Legal Officer, General Counsel and Secretary	President and Chief Executive Officer

94   Realty Income | 2022 Proxy Statement

REALTY INCOME CORPORATIONSHAREOWNER SERVICESP.O. BOX 64945VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information.Vote by 11:59 p.m. Eastern Time on May 16, 2022. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to create anelectronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/realty2022You may attend the meeting via the Internet and vote during the meeting. To vote during themeeting, you will need the control number which is available on the Notice.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 p.m. Eastern Time on May 16, 2022. Have your proxy card in hand when you calland then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.ST. PAUL, MN 55164-0945 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY D72028-P68344 REALTY INCOME CORPORATION1e. Priya Cherian Huskins1c. A. Larry Chapman1f. Gerardo I. Lopez1d. Reginald H. Gilyard1h. Gregory T. McLaughlin1b. Jacqueline Brady1i. Ronald L. Merriman1j. Mary Hogan Preusse1k. Sumit Roy1a. Priscilla Almodovar1g. Michael D. McKeeThe Board of Directors recommends a vote FOR the election of the eleven director nominees to serve until the 2023 annual meeting ofstockholders and until their respective successors are duly elected and qualified, FOR the ratification of the appointment of KPMG LLPas our independent registered public accounting firm for the year ending December 31, 2022, FOR the resolution to approve thecompensation of our named executive officers as described in the Proxy Statement, and FOR the amendment of the Company'scharter to increase the number of authorized shares of common stock.Proposal 1. The election of eleven director nominees namedin the Proxy Statement to serve until the 2023 annual meetingof stockholders and until their respective successors are dulyelected and qualified.Nominees:! ! !! ! !! ! !! ! !! ! !! ! !For Against AbstainProposal 2. The ratification of the appointment of KPMG LLPas our independent registered public accounting firm for theyear ending December 31, 2022.Proposal 3. A non-binding advisory proposal to approve thecompensation of our named executive officers as described inthe Proxy Statement.Proposal 4. Amendment of the Company's charter to increasethe number of authorized shares of common stock.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTEDAS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BEVOTED IN ACCORDANCE WITH THE RECOMMENDATIONSOF THE BOARD OF DIRECTORS, AS INDICATED ABOVE.THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST INTHE DISCRETION OF THE PROXY HOLDER ON ANY OTHERMATTER THAT MAY PROPERLY COME BEFORE THE MEETINGOR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such.Joint owners should each sign personally. All holders must sign. If the holder is a corporation or partnership, please sign with the full corporate or partnershipname by an authorized officer, identifying his or her title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Materials are available at www.proxyvote.com. D72029-P68344 REALTY INCOME CORPORATIONANNUAL MEETING OF STOCKHOLDERSTuesday, May 17, 20229:00 a.m., Pacific Timewww.virtualshareholdermeeting.com/realty2022This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for exercise at the Annual Meeting of Stockholders onMay 17, 2022 (the "Annual Meeting").The shares of stock held in your account will be voted as you specify on the reverse side.If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the eleven director nominees to serve until the2023 annual meeting of stockholders and until their respective successors are duly elected and qualified, "FOR" the ratification of the appointmentof KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022, "FOR" the resolution to approvethe compensation of our named executive officers as described in the proxy statement for the Annual Meeting (the "Proxy Statement"), and"FOR" the amendment of the Company's charter to increase the number of authorized shares of common stock. The votes you are entitled tocast will be cast in the discretion of the proxy holder described below on any other matter that may properly come before the meeting or anypostponement or adjournment thereof.By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of eachof which are incorporated by reference, and you revoke all prior proxies given with respect to the Annual Meeting and appoint Michelle Bushore and Sumit Roy,and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and any postponement or adjournment thereof,to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before theAnnual Meeting and any postponement or adjournment thereof and otherwise to represent you at the Annual Meeting and any postponement or adjournment thereof with all powers possessed by you, if personally present.Continued and to be signed on reverse side